EXHIBIT 4.15

EXECUTION VERSION

DATED                                        2008

LEMANNVILLLE NAVIGATION INC.

- and -

TURNEVILLE NAVIGATION INC.
as joint and several Borrowers

THE BANKS AND FINANCIAL INSTITUTIONS
LISTED IN SCHEDULE 1
as Original Lenders

LLOYDS TSB BANK PLC
as Swap Bank

LLOYDS TSB BANK PLC
as Agent

- and -

LLOYDS TSB BANK PLC
as Security Trustee

___________________________________________

LOAN AGREEMENT

___________________________________________

Loan Facility of up to $83,250,000

INDEX

NO.           DESCRIPTION                                                                                                     PAGE

1	DEFINITIONS AND INTERPRETATION	1

2	THE LOAN	16

3	DRAWDOWN	18

4	REPAYMENT	20

5	PREPAYMENT AND CANCELLATION	21

6	INTEREST	23

7	ACCOUNTS OF THE BANKS	27

8	PAYMENTS	28

9	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION	29

10	EARNINGS	30

11	REPRESENTATIONS AND WARRANTIES	33

12	GENERAL UNDERTAKINGS	37

13	INFORMATION UNDERTAKINGS	40

14	VESSEL UNDERTAKINGS - INSURANCE	42

15	VESSEL UNDERTAKINGS - OPERATION AND MAINTENANCE	46

16	VALUATIONS AND ASSET PROTECTION	51

17	EVENTS OF DEFAULT	52

18	FEES, EXPENSES AND INDEMNITIES	55

19	THE AGENT	60

20	THE SECURITY TRUSTEE	61

21	RETIREMENT OF A SERVICE BANK	67

22	LIMITS OF THE SERVICE BANKS' OBLIGATIONS	67

23	SHARING OF PAYMENTS	70

24	JOINT AND SEVERAL LIABILITY	71

25	ASSIGNMENT, TRANSFER AND RELEASE	72

26	SET-OFF	75

27	MISCELLANEOUS	75

28	NOTICES	76

29	APPLICABLE LAW AND JURISDICTION	77

Schedule 1 - LENDERS AND COMMITMENTS	80

Schedule 2 - FORM OF NOTICE OF DRAWDOWN	81

Schedule 3 - DETAILS OF THE VESSELS	83

Schedule 4 - CONDITIONS PRECEDENT	84

Schedule 5 - FORM OF TRANSFER CERTIFICATE	88

Schedule 6 - MANDATORY COST FORMULA	93

THIS AGREEMENT is made on                                          2008

BETWEEN:

(1)	LEMANNVILLE NAVIGATION INC. and TURNEVILLE NAVIGATION INC., as joint and several Borrowers;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Original Lenders;

(3)	LLOYDS TSB BANK PLC, as Swap Bank;

(4)	LLOYDS TSB BANK PLC, as Agent; and

(5)	LLOYDS TSB BANK PLC, as Security Trustee.

WHEREAS:

(A)
The Lenders have agreed to make available to the Borrowers, as joint and several borrowers, a loan facility of up to the lesser of (i) $83,250,000; and (ii) 75% of the Appraised Market Value of the Vessels for the purpose of providing post-delivery finance to assist the Borrowers in financing (a) (in part) their purchase of the Vessels from the Seller pursuant to the MOAs and (b) the repayment of the MOA Loan in accordance with the terms of the MOA Loan Agreement.

(B)
The Swap Bank may enter into swap transactions with the Borrowers (or either of them) from time to time to hedge the Borrowers' floating interest rate and/or exchange rate exposure in relation to this Agreement.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the preamble and the Recitals, the following expressions shall have the following meanings:

"Accounts" means, in relation to either Borrower, the Earnings Account and the Retention Account to be opened by that Borrower with the Agent;

"Accounts Security" means, in relation to either Borrower, the deed or other instrument creating security in respect of the Accounts held by that Borrower to be executed by it in the agreed form;

"Agent" means Lloyds TSB Bank plc, acting through its office at 10 Gresham Street, London EC2V 7AE;

"Agreed Form Certificate" means the certificate dated on or about the Signing Date executed by the Borrowers and the Agent attaching the agreed forms of the various Security Documents and any other relevant documents referred to in this Agreement;

"Applicable Charter" means, in relation to either Vessel, the time charter dated 9 May 2008 and made between the relevant Borrower, as owner and the Seller, as charterer (as the same may be amended from time to time) and any other time charter or other contract of employment entered into in respect of that Vessel by the relevant Borrower and which is for a term in excess of 12 months (including any extensions);

"Applicable Margin" means the percentage specified in the Fee Letter;

"Appraised Market Value" means, in relation to either Vessel, the value of that Vessel as most recently determined in accordance with Clause 16;

"Approved Broker" means any one of Clarksons, RS Platou, Arrow S&P and Braemar Seascope and any other brokers to be agreed between the Borrowers and the Agent;

"Approved Flag State" means, in relation to either Vessel, the Republic of the Marshall Islands or such other jurisdiction as the Agent may approve;

"Approved Manager's Undertaking" means, in relation to either Vessel, the undertaking to be executed in the agreed form (with any relevant amendments, as may be approved by the Agent) by each relevant Approved Technical Manager with respect to the technical management of that Vessel and the rights of the Security Trustee (incorporating an assignment of the relevant Approved Technical Manager's interest in the Insurances of that Vessel);

"Approved Technical Management Agreement" means, in relation to either Vessel, any agreement for the time being in force between the relevant Borrower and an Approved Technical Manager with respect to the technical management of that Vessel and which has been approved by the Agent;

"Approved Technical Manager" means, in relation to either Vessel, such company as the Agent may from time to time approve as the technical manager of that Vessel;

"Availability Period" means, in relation to each Tranche, the period commencing on the Signing Date and ending on the earlier of (a) the relevant Back-stop Date, (b) the relevant Delivery Date (or such later date as the Lenders may agree with the Borrowers) and (c) the date on which the obligations of the Lenders to make that Tranche (or any part thereof) available are cancelled in full;

"Back-stop Date" means:

(a)	in respect of the Tranche relating to Hull No. 2143, 31 October 2010;

(b)	in respect of the Tranche relating to Hull No. 2198, 30 September 2009;

"Bank" means any of the Lenders, the Swap Bank, the Agent and the Security Trustee;

"Banking Day" means a day (excluding Saturdays and Sundays) on which dealings in deposits in Dollars may be carried out in the London Interbank Market and on which banks and foreign exchange markets are open for business in London, Athens and (if payment or other dealing is required to be made on that day) in New York City and (in the case of payment) the place to which such payment is required to be made;

"Basel II" means the revision to the Basel Accord as contemplated by the revised framework entitled "International Convergence of Capital Measurement and Capital Standards: a Revised Framework" published by the Basel Committee on Banking Supervision on 26 June, 2004, as such revision may be implemented in the United Kingdom, the EEA and the EU (including, for the avoidance of doubt, by way of changes to the EU Capital Adequacy Directive);

"Basel Accord" means the accord on minimum capital requirements for internationally active banks promulgated in 1988 by the Basel Committee on Banking Supervision as amended prior to the Signing Date;

"Borrower" means either of Lemannville Navigation Inc. or Turneville Navigation Inc., each incorporated under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands MH96960 and "Borrowers" means both of them;

"Break Costs" means, in the case of any prepayment of the whole or any part of the Loan, such amount as shall be certified by the Agent as being necessary to compensate the Banks (or any of them) for any loss (excluding loss of profit), penalty or expense incurred or to be incurred by the Banks (or any of them) on account of funds borrowed in order to make, fund or match the Loan (or any part thereof) including any losses, penalties or expenses (including, without limitation, loss of profit calaculated on a mark to market basis) incurred by the Banks (or any of them) in connection with, any interest rate swap arrangement entered into by the Swap Bank to hedge any exposure arising under this Agreement or in terminating or reversing or otherwise in connection with, any open position arising under this Agreement;

"Classification Society" means, in respect of each Vessel, Lloyd's Register of Shipping or such other classification society which is a member of the International Association of Classification Societies, as may from time to time be approved in writing by the Agent;

 "Commitment" means:

(a)
in relation to an Original Lender in respect of a Tranche, the amount set opposite its name in Schedule 1 in respect of that Tranche and the amount of any other Commitment transferred to it under this Agreement in respect of that Tranche; and

(b)
in relation to any other Lender in respect of that Tranche, the amount of any Commitment transferred to it under this Agreement in respect of that Tranche, to the extent not cancelled, reduced or transferred by it under this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);

"Consolidated Net Finance Charges" means, for each Measurement Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayments, penalties or premiums and other finance payments in respect of borrowings whether paid, payable or capitalised by any member of the Group in respect of that Measurement Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments;

(c)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement;

(d)	deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument; and

(e)	deducting any accrued interest owing to any member of the Group on any deposit or bank account;

"Contribution" means, in relation to a Lender in respect of the Loan or a Tranche or any other amount, the part of the Loan or such Tranche or such other amount owing to that Lender at any relevant time, and "Total Contributions" means the aggregate of the Contributions of all the Lenders;

"Corporate Guarantor" means Omega Navigation Enterprises Inc., a corporation organised and existing under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands MH96960;

"Current Assets" means, as at any date, the value at that date of the current assets of the Group on a consolidated basis determined in accordance with generally accepted accounting principles consistently applied;

"Current Liabilities" means, as at any date, the value at that date of the current liabilities of the Group on a consolidated basis determined in accordance with generally accepted accounting principles consistently applied (but excluding any repayments of principal that fall due in respect of any  long-term debt within 12 months after the date of determination of the current liabilities);

"Default Rate" means the annual rate of interest determined in accordance with Clause 6.3;

"Delivery Date" means, in relation to either Vessel, the date on which that Vessel is delivered to, and accepted by, the relevant Borrower under the MOA relating to it;

"Designated Transaction" means a transaction which is entered into by the Borrowers or either Borrower:

(a)	with the Swap Bank pursuant to a Master Agreement; and

(b)	whose purpose is the hedging of all or a part of any floating interest rate and/or exchange rate exposure of the Borrowers (or either of them) arising under or in relation to this Agreement;

"Dollars" and "$" mean the lawful currency for the time being of the United States of America;

"Drawdown Date" means each Banking Day on which the Borrowers (or either of them) specify that they wish a Tranche to be advanced or (as the context requires) the date on which a particular Tranche is actually advanced to the Borrowers (or either of them);

"Earnings" means, in relation to either Vessel, all moneys whatsoever (and all claims for such moneys), present and future, which are earned or recoverable by, or become payable to or for the account of, the relevant Borrower or any other relevant person at any time during the Security Period arising (whether in contract, tort or otherwise howsoever), directly or indirectly, out of the ownership, use or operation of such Vessel, including (but not limited to) all freight, hire and passage moneys, compensation payable in the event of requisition of such Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for employment of such Vessel, and all moneys (other than in respect of Insurances or Requisition Compensation) arising from a Total Loss, together with the benefit of any guarantee, indemnity or other security which may at any time be given as security for the payment of such moneys;

"Earnings Account" means, in relation to Lemannville Navigation Inc., the Dollar denominated Inc - Earnings Account with account number 11604279 designated LTSB Re Lemannville Navigation Inc - Earnings Account opened or to be opened by that Borrower with the Agent for its Vessel and in relation to Turneville Navigation Inc., the Dollar denominated earnings account with account number 11604295 designated LTSB Re Turneville Navigation Inc -  Earnings Account opened or to be opened by that Borrower with the Agent for its Vessel, in each case as required under Clause 10.1;

"EBITDA" means, in respect of any Measurement Period, means the consolidated profits of the Group from ordinary activities before taxation:

(a)	before deducting any Consolidated Net Finance Charges;

(b)	before taking into account any items treated as exceptional or extraordinary items (including drydocking expenses);

(c)	after deducting the amount of any profit of any member of the Group which is attributable to minority interests; and

(d)	before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets,

"Encumbrance" means any mortgage, charge, (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential arrangement (including, without limitation, title transfer and/or retention arrangements having a similar effect);

"Environmental Affiliate" means any agent or employee of either Borrower or any other Obligor, or any other person having a contractual relationship with either Borrower or any other Obligor in connection with any Relevant Ship or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from the Relevant Ship;

"Environmental Approval" means any permit, licence, approval, ruling, exemption  or  other authorisation required under applicable Environmental Laws;

"Environmental Claim" means:

(a)
any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or

(b)	any claim by any other person howsoever relating to or arising out of an Environmental Incident

(and, in each such case, "claim" shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise);

"Environmental Incident" means:

(a)	any release, discharge, disposal or emission of Material of Environmental Concern from a Relevant Ship; or

(b)
any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Relevant Ship and which involves collision between a Relevant Ship and such other ship, or some other incident of navigation or operation, in either case where a Relevant Ship, any of the Obligors or the managers of the Relevant Ship is or are actually or allegedly at fault or otherwise liable (in whole or in part); or

(c)
any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Relevant Ship and where the Relevant Ship is actually or potentially liable to be arrested or attached as a result and/or where any of the Obligors or the managers of the Relevant Ship is or are actually or allegedly at fault or otherwise liable;

"Environmental Laws" means all national and international laws, ordinances, rules, regulations, rules of common law, conventions and agreements pertaining to pollution or protection of human health or the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

"Event of Default" means any of the events listed in Clause 17.1;

"Fee Letter" means the fee letter agreement dated on or about the Signing Date made between the Agent and the Borrowers in respect of, among other things, the fees payable under Clauses 18.1, 18.2 and 18.3 and the Applicable Margin;

"Finance Documents" means this Agreement, each Master Agreement, the Fee Letter, the Security Documents and any other documents designated as such by the Agent and the Borrowers;

"Financial Indebtedness" means any indebtedness in respect of:

(a)	moneys borrowed or raised and interest thereon;

(b)	any bond, bill of exchange, note, loan stock, debenture, commercial paper or similar security or instrument;

(c)	acceptance, documentary credit or guarantee facilities;

(d)	deferred payments for assets or services acquired;

(e)	rental payments so far as attributable to payment of capital under finance leases, whether in respect of land, buildings, machinery or equipment or otherwise;

(f)	payments under hire purchase contracts;

(g)	factored debts, to the extent that there is recourse;

(h)	guarantees, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts or obligations;

(i)	any interest or currency swap or any other form of derivative transaction;

(j)	guarantees, indemnities or other assurances against financial loss in respect of indebtedness of any person falling within any of paragraphs (a) to (i) inclusive above; and

(k)	amounts raised or obligations incurred under any other transaction having the commercial effect of any of the above;

"General Assignment" means, in relation to either Vessel, the assignment of the Insurances, Earnings, Requisition Compensation and each Applicable Charter relating thereto to be executed by the relevant Borrower in the agreed form;

"Group" means the Corporate Guarantor and its subsidiaries;

"Guarantee" means the irrevocable and unconditional deed of guarantee and indemnity to be executed by the Corporate Guarantor in favour of the Security Trustee in the agreed form;

"Indebtedness" means any obligation for the payment or repayment of moneys, whether present or future, actual or contingent, sole or joint;

"Insurances" means, in relation to either Vessel, all policies and contracts of insurance (including all entries of that Vessel in a protection and indemnity association and a war risks association) which are from time to time taken out or entered into in respect of such Vessel or her Earnings or otherwise howsoever (as specified in greater detail in Clause 14) and all benefits of such policies and contracts, including all claims of whatsoever nature and return of premiums;

"Interest Date" means, in relation to a Tranche, a date upon which interest is due and payable in accordance with Clause 6.1;

"Interest Payable" means the aggregate amount of interest to be paid by the Corporate Guarantor (and its subsidiaries) in each Measurement Period in respect of any Financial Indebtedness;

"Interest Period" means, in relation to a Tranche, each period determined in accordance with Clause 6.4;

"Interest Rate" means, in relation to a Tranche, the annual rate of interest which is determined by the Agent in accordance with Clause 6.2;

"ISM Code" means The International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organisation as Resolutions A.741(18) and A.913(22) (as amended, supplemented or replaced from time to time);

"ISPS Code" means The International Ship and Port Facility Security Code as adopted by the International Maritime Organisation (as amended, supplemented or replaced from time to time);

"Lenders" means:

(a)	any Original Lender; and

(b)	any bank, financial institution or other entity which has become a Party in accordance with Clause 25,

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

"Lending Office" means, in respect of a Lender, the office through which it will perform its obligations under this Agreement being, in the case of an Original Lender, the office set out against its name in Schedule 1 and, in the case of each other Lender, the office specified in the relevant Transfer Certificate by which it becomes a Party (or such other office in respect of any Lender as may be selected by it in accordance with Clause 25.11);

"LIBOR" means, in relation to an Interest Period or any other relevant period:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for that period) the arithmetic mean of the rates (rounded upwards to four decimal places) quoted to the Agent by leading banks in the London interbank market,

at or about 11.00 a.m. London time on the Quotation Day for the offering of deposits in Dollars in an amount comparable to the Loan or relevant part thereof or other relevant sum (as the case may be) and for a period comparable to that period;

"Liquidity" means, as at any date, the value at that date of the cash and the undrawn credit facilities of the Group on a consolidated basis as determined in accordance with generally accepted accounting principles consistently applied;

"Loan" means the sum of up to the lesser of (i) $83,250,000; and (ii) 75% of the Appraised Market Value of the Vessels to be advanced by the Lenders to the Borrowers under this Agreement and, as the context may require, means the aggregate principal amount of the Tranches from time to time outstanding under this Agreement;

"Major Casualty" means, in relation to either Vessel, any casualty to that Vessel or incident (other than a Total Loss) in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000;

"Majority Lenders" means:

(a)	before an advance of a Tranche has been made, Lenders the aggregate of whose Commitments at any relevant time exceeds two-thirds of the Total Commitments at such time; and

(b)	after an advance of a Tranche has been made, Lenders the aggregate of whose Contributions at any relevant time exceeds two-thirds of the Total Contributions at such time;

"Mandatory Costs" means the percentage rate per annum calculated by the Agent in accordance with Schedule 6;

"Master Agreement" means any ISDA Master Agreement entered or to be entered into by the Borrowers or either Borrower with the Swap Bank and includes all Designated Transactions from time to time entered into, and all confirmations from time to time exchanged or deemed exchanged, thereunder;

"Master Agreement Liabilities" means, as at any relevant date, all liabilities of the Borrowers to the Swap Bank under or pursuant to any Master Agreement, whether actual or contingent, present or future;

"Material Adverse Change" or "Material Adverse Effect" means a material adverse change in or a material adverse effect on:

(a)	the financial condition of the Group;

(b)	the ability of any Obligor to perform and comply with its obligations under any Finance Document or Transaction Document;

(c)	the validity, legality or enforceability of any Finance Document or Transaction Document; or

(d)	the validity, legality or enforceability of any Encumbrance expressed to be created pursuant to any Finance Document or the priority or ranking of that Encumbrance;

"Material of Environmental Concern" means and includes chemicals, pollutants, contaminants, waste, toxic or hazardous substances, oil, petroleum and oil and petroleum products and any other polluting substances, the release, discharge, disposal or emission of which into the environment is regulated, prohibited or penalised by or pursuant to any Environmental Law;

"Maturity Date" means the earlier of the date falling 10 years after the final Drawdown Date and 31 October 2020;

"Measurement Period" means the 3 month period prior to the date falling at successive 3 monthly intervals starting from the first Drawdown Date;

"MOA" means, in relation to either Vessel, the memorandum of agreement entered or to be entered into between the Seller and the relevant Borrower in respect of that Vessel for the sale and purchase of that Vessel and "MOAs" means all of them;

"MOA Loan" means an amount not exceeding $9,900,000 or such other amount being the commitment available to the Borrowers, as joint and several borrowers, by Lloyds TSB Bank plc, as lender, under the MOA Loan Agreement;

"MOA Loan Agreement" means the loan facility agreement dated                    2008 and made between Lloyds TSB Bank plc, as lender and the Borrowers, as joint and several borrowers, pursuant to which Lloyds TSB Bank plc has agreed to make available to the Borrowers a facility of up to $9,900,000 to assist them in financing (in part) the deposit made or to be made by the Borrowers pursuant to the MOAs;

"Mortgage" means, in relation to either Vessel, the first priority preferred Republic of the Marshall Islands ship mortgage over that Vessel to be executed by the relevant Borrower in the agreed form (unless such Vessel is registered in an Approved Flag State other than the Republic of the Marshall Islands in which case such mortgage shall be in such form as the Agent may approve or require having regard to the requirements of the laws of such Approved Flag State and shall include, if customary for vessels registered in that Approved Flag State, a deed of covenants collateral thereto);

"Notice of Drawdown" means a notice in the form set out in Schedule 2;

"Obligors" means the Borrowers, the Corporate Guarantor and the Approved Technical Manager(s);

"Original Lender" means any of the banks and financial institutions listed in Schedule 1 and "Original Lenders" means all of them;

"Outstanding Indebtedness" means the aggregate of the Loan, all interest accrued on the Loan, the Master Agreement Liabilities and all other sums of money whatsoever from time to time due or owing actually or contingently to the Banks (or any of them) under or pursuant to the Finance Documents;

"Party" means a party to this Agreement;

"Percentage" as at any date means, in relation to a Lender, the proportion, expressed as a percentage, which the amount of the Commitment of such Lender bears to the Total Commitments of all of the Lenders (including such Lender) as at such date;

"Permitted Encumbrance" means:

(a)	any Encumbrance created by or pursuant to the Finance Documents;

(b)	liens on either Vessel for crew's wages or salvage and possessory liens on either Vessel for work carried out on that Vessel which has been approved by the Agent;

(c)
any other lien on either Vessel arising in the ordinary course of trading by statute or by operation of law in respect of obligations which are not more than 14 days overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien do not involve any likelihood of the sale, forfeiture or loss of, or of any interest in, such Vessel;

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, the day falling 2 Banking Days before the first day of that period;

"Potential Event of Default" means an event or circumstance which, with only the giving of any notice, lapse of time, the making of any determination under the Finance Documents or satisfaction of any other condition would constitute an Event of Default;

"Relevant Ship" means the Vessels and any other ship from time to time (whether before or after the Signing Date) owned, managed or crewed by, or chartered to, any Obligor;

"Repayment Date" means, in relation to a Tranche, each of the Banking Days upon which a Repayment Instalment is due and payable in accordance with Clause 4.2 in respect of that Tranche;

"Repayment Instalment" means, in relation to a Tranche, each of the instalments of that Tranche becoming due on a Repayment Date in accordance with Clause 4.1;

"Requisition Compensation" means, in relation to either Vessel, all moneys or other compensation payable during the Security Period by reason of requisition for title or other compulsory acquisition of that Vessel otherwise than by requisition for hire;

"Retention Account" means, in relation to Lemannville Navigation Inc., the Dollar denominated retention account with account number 11604287 designated LTSB Re Lemannville Navigation Inc – Retention Account opened or to be opened by that Borrower with the Agent for its Vessel and in relation to Turneville Navigation Inc., the Dollar denominated retention account with account number 11604309 designated LTSB Re Turneville Navigation Inc – Retention Account opened or to be opened by that Borrower with the Agent for its Vessel, in each case as required under Clause 10.1;

"Screen Rate" means, in respect of LIBOR for any period, the British Bankers' Association Interest Settlement Rate for Dollars for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrowers;

"Security Coverage" means, at any time, the percentage calculated in accordance with the formula:

Security Coverage [Missing Graphic Reference]

Where:

A =	the aggregate of (a) the Appraised Market Value of the Vessels and (b) the market value, as determined by the Agent, of any additional security provided under Clause 16; and

B =	the Loan outstanding;

"Security Documents" means the Guarantee, the Mortgages, the General Assignments, the Accounts Securities, the Approved Manager's Undertaking(s) and any and every other document from time to time executed to secure, or to establish a subordination or priorities arrangement in relation to, all or any of the obligations of any person to the Banks (or any of them) under this Agreement, each Master Agreement or any other Finance Document;

"Security Period" means the period from the Signing Date until the discharge of the security created by the Security Documents by final and irrevocable repayment or payment in full of the Outstanding Indebtedness;

"Security Trustee" means Lloyds TSB Bank plc, acting through its office at 10 Gresham Street, London EC2V 7AE;

"Seller" means in respect of each Vessel, ST Shipping & Transport Pte. Ltd. of Singapore;

"Service Bank" means the Agent or the Security Trustee;

"Shipyard" means Hyundai Mipo Dockyard Co., Ltd. of Korea;

"Signing Date" means the date of this Agreement;

"Swap Bank" means Lloyds TSB Bank plc, acting through its office at 10 Gresham Street, London EC2V 7AE;

"Total Loss" means, in relation to either Vessel, (a) actual, constructive, compromised, agreed or arranged total loss of that Vessel; or (b) requisition for title or other compulsory acquisition of that Vessel, otherwise than by requisition for hire; or (c) capture, seizure, arrest, detention or confiscation of that Vessel by any government or by any persons acting or purporting to act on behalf of any government, unless the Vessel be released and restored to its owner within 30 days thereafter;

"Total Loss Date" means, in relation to either Vessel, the date upon which a Total Loss of that Vessel shall be deemed to have occurred, being:

(a)	if it consists of an actual loss, at noon London time on the actual date of loss or, if that is not known, on the date when the Vessel was last heard of;

(b)	if it consists of a requisitioning for title, at noon London time on the date on which the requisition is expressed to take effect by the person requisitioning the Vessel; and

(c)	if it consists of a constructive or compromised or arranged or agreed Total Loss, at noon London time on the earliest of:

(i)	the date on which notice of abandonment of the Vessel is given to its insurers;

(ii)	if its insurers do not admit the claim for Total Loss, the actual date of loss or alleged loss; and

(iii)	the date of any compromise, arrangement or agreement entered into by or on behalf of the relevant Borrower with the Vessel's insurers in respect of the Total Loss;

"Total Loss Payment Date" means, in relation to either of the Vessels which has become a Total Loss, the date which is the earlier of (a) the date falling 90 days after the Total Loss Date and (b) the date upon which the insurance proceeds or Requisition Compensation in respect of that Vessel are received by the Security Trustee pursuant to the relevant Security Documents unless such Vessel was not insured at the time of the Total Loss in accordance with the Finance Documents or an insurer has refused to meet or has disputed the claim for the Total Loss, in which case the "Total Loss Payment Date" shall be the date falling 10 Banking Days after the receipt of a demand from the Agent for prepayment of the relevant amount under Clause 5.3.2;

"Total Net Capitalisation" means Total Net Debt together with the total paid up shareholders' equity of the Corporate Guarantor and the other companies in the Group;

"Total Net Debt" means, at any applicable time, in respect of the Corporate Guarantor's consolidated aggregate outstanding principal amount of moneys borrowed and indebtedness or liabilities under any transaction which has the commercial effect of borrowing (excluding any operating lease commitments and warrants which would be mandatorily convertible into class A common shares) together with the principal amount of any such moneys borrowed, indebtedness or liabilities of any third party which is subject to a guarantee, indemnity or similar assurance against loss given by the Corporate Guarantor and/or any other member of the Group less all cash in hand (or cash equivalents) or on deposit with an acceptable bank and as shown in the latest consolidated accounts of the Corporate Guarantor.

"Tranche" means each Tranche of the Loan to be made available in one advance and, in relation to each Tranche, to be in the maximum amount of $41,625,000 and to be made available in accordance with Clause 2.1 and, as the context may require, means the principal amount thereof outstanding from time to time under this Agreement and "Tranches" means all of them;

"Transaction Documents" means, together, the MOA Loan Agreement, the Approved Management Agreements and the Applicable Charters;

"Transfer Certificate" means a transfer certificate in the form set out in Schedule 5 with any modifications or amendments approved or required by the Agent;

"Vessel" means either of the 2 Handymax product/chemical tanker vessels currently under construction at the Shipyard further particulars of which are set out in Schedule 3 and "Vessels" means both of them; and

"Working Capital" means, as at any date, the value at that date of Current Assets less Current Liabilities.

1.2	Construction of certain expressions

The following expressions shall be construed in the following manner:

"affiliate" means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

"certified copy" means, in respect of any document, a copy thereof certified as a true and complete and up to date copy of the original by a director or the secretary of the relevant Borrower or other Obligor or by its lawyers or by another person acceptable to the Agent;

"person" includes a corporate entity and any body of persons (including a partnership) whether corporate or unincorporate;

"subsidiary" and "holding company" have the meanings given to them by Section 736 of the Companies Act 1985;

"taxes" includes all present and future income, corporation and value-added taxes and all stamp and other taxes, duties, levies, imposts, deductions, charges and withholdings whatsoever, together with interest thereon and penalties with respect thereto, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect thereof, and references to "tax" and "taxation" shall be construed accordingly.

1.3	Insurance expressions

In Clause 14:

"excess risks" means the proportion of claims not recoverable in respect of general average and salvage, or under the ordinary running down clause, as a result of the value at which a vessel is assessed for the purpose of such claims exceeding her insured value;

"protection and indemnity risks" means the usual risks (including oil pollution and freight demurrage and defence cover) covered by a protection and indemnity association, being a member of the International Group of Protection and Indemnity Associations, including the proportion not otherwise recoverable in case of collision under the ordinary running down clause; and

"war risks" includes the risk of mines and all risks excluded from the Institute Time Clauses Hulls (1/11/95) by clauses 24, 25 and 26 thereof and from the International Hull Clauses (1/11/02) by clauses 29, 30 and 31 thereof.

1.4	General interpretation

In this Agreement:

1.4.1	unless the context otherwise requires, words in the singular include the plural and vice versa;

1.4.2	references to any document include the same as varied, supplemented or replaced from time to time;

1.4.3	references to any enactment include re-enactments, amendments and extensions thereof;

1.4.4	references to any person include that person's successors and permitted assigns;

1.4.5	clause headings are for convenience of reference only and are not to be taken into account in construction;

1.4.6	unless otherwise specified, references to Clauses, Recitals and Schedules are respectively to Clauses of and Recitals and Schedules to this Agreement;

1.4.7
references to a document being in "the agreed form" are to a document in the form attached to the Agreed Form Certificate and include references to that form with such modifications as the Majority Lenders may approve or require;

1.4.8
references to a period of one or more "months" shall mean a period beginning in one calendar month and ending in the relevant calendar month on the day numerically corresponding to the day of the calendar month in which such period started, provided that (a) if such period started on the last day in a calendar month, or if there is no such numerically corresponding day, such period shall end on the last Banking Day in the relevant calendar month and (b) if such numerically corresponding day is not a Banking Day, such period shall end on the next following Banking Day in the same calendar month, or if there is no such Banking Day, such period shall end on the preceding Banking Day (and "month" and "monthly" shall be construed accordingly);

1.4.9
for the purpose of this Agreement, the Tranche "applicable" or "relating" to either Vessel or to either Borrower is the Tranche used by that Borrower to finance the payment of part of the purchase price of the Vessel owned or to be owned by that Borrower in accordance with the terms of the applicable MOA.

1.5	Third party rights

A person who is not a Party may not enforce, or otherwise have the benefit of, any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

2.	THE LOAN

2.1	Agreement to advance and purpose

Subject to the provisions of this Agreement, the Lenders agree to make the Loan available to the Borrowers in the maximum amount of the lesser of (i) $83,250,000; and (ii) 75% of the Appraised Market Value of the Vessels and to be divided into 2 Tranches as follows:

2.1.1
a Tranche in the maximum amount of $41,625,000 which is to be applied by Lemannville Navigation Inc. in paying part of the balance of the purchase price due to the Seller under the relevant MOA upon delivery of Hull No. 2143 to Lemannville Navigation Inc. and in repaying part of the MOA Loan in accordance with the terms of the MOA Loan Agreement; and

2.1.2
a Tranche in the maximum amount of $41,625,000 which is to be applied by Turneville Navigation Inc. in paying part of the balance of the purchase price due to the applicable Seller under the relevant MOA upon delivery of Hull No. 2198 to Turneville Navigation Inc. and in repaying part of the MOA Loan in accordance with the terms of the MOA Loan Agreement, provided always that the total aggregate drawn amount under a Tranche shall not exceed the aggregate Commitments of the Lenders in relation to that Tranche.

2.2	Availability

Each Tranche will be available to be drawn in one amount on the relevant Drawdown Date and is to be applied exclusively for the relevant purpose referred to in the Recitals and Clause 2.1, provided that none of the Banks shall be bound to monitor or verify the application of the proceeds of the Loan.

2.3	Lenders' participations

Subject to the provisions of this Agreement, each Lender will participate in the Loan up to an aggregate maximum principal amount not exceeding its Commitment and will participate in each Tranche in the proportion which its Commitment bears to the Total Commitments.  No Lender is obliged to lend more than its Commitment.

2.4	No advance after expiry of Availability Period

No Lender will have any liability whatsoever to make available the relevant proportion of its Commitment in relation to a Tranche after the date of the expiry of the Availability Period relating to that Tranche and any part of a Lender's Commitment in respect of a Tranche which has not been advanced to the Borrowers at close of business on such date shall be cancelled.

2.5	Obligations of Banks several

The obligations of each Bank under this Agreement and the other Finance Documents are several and, accordingly:

2.5.1	no Bank shall be liable for the failure of any other Bank to perform its obligations under this Agreement or any of the other Finance Documents; and

2.5.2
the failure of a Bank to perform any of its obligations under this Agreement or any of the other Finance Documents shall not relieve any other Bank or any Obligor from any of their respective obligations hereunder or thereunder.

2.6	Rights of Banks several

The rights and interests of each Bank under this Agreement and the other Finance Documents are several and, accordingly, notwithstanding any provision to the contrary herein or therein:

2.6.1	the aggregate of the amounts outstanding at any time under this Agreement and the other Finance Documents to each Bank shall be due as a separate and independent debt; and

2.6.2
each Bank shall have the right to sue for any amount due and payable to it from the Borrowers or any other Obligor under this Agreement or any of the other Finance Documents and it shall not be necessary for any other Bank to be joined as an additional party in any proceedings to that end.

2.7	Restrictions on other proceedings by individual Banks

Except as provided in Clause 2.6, no Bank shall, except with the prior written consent of the Majority Lenders, bring any proceedings against the Borrowers or any other Obligor in respect of any other claim (whether in contract, tort or otherwise) which that Bank may have under or in connection with this Agreement or any of the other Finance Documents. For the avoidance of doubt, this Clause 2.7 applies to any proceedings against the Borrowers or any other Obligor to enforce any Encumbrance created in favour of the Security Trustee by any Security Document.

3.	DRAWDOWN

3.1	Notice of Drawdown

The Borrowers may draw a Tranche subject to giving the Agent a duly completed Notice of Drawdown not later than 10:00 a.m. London time 3 Banking Days before the proposed Drawdown Date, which notice shall:

3.1.1	be effective on receipt by the Agent;

3.1.2	specify the Banking Day during the Availability Period upon which the Tranche of the Loan is required;

3.1.3	specify the Borrowers' choice of duration of the Interest Period for that Tranche, which shall comply with Clause 6.4;

3.1.4	give full details of the place and account, which must be acceptable to the Agent, to which the proceeds of the Tranche of the Loan are to be paid;

3.1.5	constitute a representation and warranty in the terms of Clause 11; and

3.1.6	be irrevocable.

3.2	Agent's notification to Lenders

Upon receipt of a Notice of Drawdown in relation to a Tranche given in accordance with Clause 3.1, the Agent shall promptly notify each Lender of (a) the contents thereof, (b) the Tranche to which it relates and (c) the relevant proportion of the Tranche to be funded by that Lender.

3.3	Availability of Lenders' Commitments

Each Lender shall, subject to the provisions of this Agreement, make available to the Agent on the Drawdown Date of a Tranche the relevant proportion of its Commitment in respect of that Tranche.

3.4	Conditions precedent

Notwithstanding the giving of a Notice of Drawdown in relation thereto pursuant to Clause 3.1, neither the Lenders nor the Agent shall be obliged to disburse any funds in respect of a Tranche unless the following conditions precedent are satisfied:

3.4.1	the Agent has received payment of the fees and expenses specified in Clause 18 to the extent due and payable on or before the Drawdown Date of that Tranche;

3.4.2	the Agent or its legal advisers have received the documents and evidence described in part 1 of Schedule 4, in form and substance satisfactory to them;

3.4.3
the Agent or its legal advisers have received the relevant documents and evidence in respect of the Vessel to which the Tranche to be drawn relates, as described in part 2 of Schedule 4, in form and substance satisfactory to them;

3.4.4	the Agent is satisfied that at the Drawdown Date of that Tranche:

(a)	the representations and warranties contained in Clause 11 are true and correct;

(b)	none of the circumstances specified in Clauses 5.2, 6.7 or 18.8 is subsisting;

(c)	no Material Adverse Change has occurred; and

(d)	no Event of Default or Potential Event of Default has occurred or will arise as a result of the advance of that Tranche.

3.5	Waiver of conditions precedent

If the Majority Lenders in their absolute discretion make available either Tranche notwithstanding that one or more of the conditions precedent specified above in relation thereto remains unsatisfied on the relevant Drawdown Date, the Borrowers shall procure the satisfaction of such condition or conditions precedent within 14 days thereafter or such longer period as the Majority Lenders may in their absolute discretion agree in writing.

3.6	Application of Loan proceeds

Subject to the provisions of this Agreement, the Agent will pay to the Borrowers on the Drawdown Date of a Tranche the amounts which the Agent receives from the Lenders under Clause 3.3 in like funds as are received by the Agent from the Lenders by applying the same in accordance with the Notice of Drawdown given by the Borrowers.

3.7	Deemed Indebtedness

Each payment by the Agent under Clause 3.6 shall constitute an advance of the relevant Tranche of the Loan and the Borrowers shall thereupon become indebted, as principal and direct obligors, to the Agent and the Lenders in the amount of that Tranche.

4.	REPAYMENT

4.1	Repayment by instalments

Subject to the provisions of this Agreement, the Borrowers shall repay each Tranche in 40 equal quarterly instalments in the amount of $582,291 each and a balloon payment in the amount of $18,333,360 in respect of each Tranche (the "Balloon Payment") payable together with the 40th quarterly instalment in respect of that Tranche.  If the full amount of a Tranche is not advanced to the Borrowers, the amount of each Repayment Instalment in respect of that Tranche shall be reduced pro rata to the amount actually advanced.

4.2	Repayment Dates

4.2.1
except as provided in this Clause 4.2, the Repayment Instalments in respect of a Tranche shall be paid on the Banking Days falling at successive 3 monthly intervals from the Drawdown Date of that Tranche (the "Scheduled Repayment Dates");

4.2.2
the first Repayment Instalment in respect of the second Tranche to be drawn shall be paid on the first Scheduled Repayment Date in respect of the first Tranche to be drawn falling after the Drawdown Date in respect of the second Tranche to be drawn, and the amount of such Repayment Instalment adjusted pro rata on the basis of the number of days following between the Drawdown Date of the second Tranche and the first Schedule Repayment Date in respect of the first Tranche;

4.2.3
each subsequent Repayment Instalment in respect of the second Tranche to be drawn shall be paid on the Banking Days falling at successive 3 monthly intervals from the Repayment Date of the first Repayment Instalment in respect of that Tranche, as calculated in accordance with Clause 4.2.2;

4.2.4
the final amount of the Repayment instalment in respect of the second Tranche  to be drawn shall be adjusted pro rata on the basis of the number of days following in the last payment interval before maturity

4.3	Final repayment

On the Maturity Date or (if earlier) the final Repayment Date in respect of each Tranche the Borrowers shall additionally pay to the Agent all sums which are then accrued or owing to any Bank under any Finance Document.

5.	PREPAYMENT AND CANCELLATION

5.1	Voluntary prepayment

The Borrowers shall have the right to prepay either Tranche, in whole or in part, on any Banking Day subject to the following conditions:

5.1.1	any prepayment of part of a Tranche must be in a minimum amount or an integral multiple of $1,000,000; and

5.1.2	the Agent must receive not less than 15 days' notice specifying the amount to be prepaid, the Tranche to which it relates and the date on which the prepayment is to be made.

The Agent shall promptly notify the other Banks of any notice which is received from the Borrowers under this Clause 5.1.

5.2	Mandatory prepayment and cancellation upon illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its Commitment or Contribution:

5.2.1	that Lender shall promptly notify the Agent upon becoming aware of that event and the Agent shall immediately notify the Borrowers thereof;

5.2.2	upon the Agent notifying the Borrowers thereof, the Commitment of that Lender will be immediately cancelled; and

5.2.3
the Borrowers shall repay that Lender's Contribution in respect of each Tranche on the next Interest Date for that Tranche falling after the date of the Agent's notice to the Borrowers or, if earlier, the date specified by the Lender in its notice to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

5.3	Other mandatory prepayment and cancellation events

5.3.1
If either Vessel has not for any reason been delivered to, and accepted by, the relevant Borrower under the MOA relating thereto by the Back-stop Date for the Tranche relating to that Vessel, the remaining Commitments of the Lenders in respect of that Tranche shall be immediately cancelled and if that Tranche has been drawn the Borrowers shall prepay the whole of that Tranche on the relevant Back-stop Date.

5.3.2
If either Vessel becomes a Total Loss or is sold in accordance with the provisions of this Agreement or the relevant Finance Documents, the Borrowers shall prepay the Loan on the relevant Total Loss Payment Date (in the case of a Total Loss) or simultaneously with the completion of such sale (in the case of a sale) in an amount equal to the Relevant Amount provided that, if the Relevant Amount exceeds the outstanding amount of the Loan, the Loan shall be prepaid in full and the Total Commitments shall be cancelled in an aggregate amount equal to the Relevant Amount minus the amount prepaid.

For the purposes of this Clause 5.3.2, "Relevant Amount" means, as at any relevant date, an amount calculated in accordance with the formula:

where:

A	=
the amount which, immediately prior to that relevant date, is equal to the aggregate of (a) the principal amount of the Loan which has been drawn and is outstanding and (b) the undrawn and available Commitments; and

B	=	the Appraised Market Value of the Vessel sold or lost immediately prior to that relevant date and in any event determined not earlier than 4 weeks before that date; and

C	=	the Appraised Market Value of all of the Vessels (including the Vessel sold or lost) immediately prior to that relevant date and in any event determined not earlier than 4 weeks before that date.

5.3.3
Notwithstanding the provisions of Clause 5.3.2, it is agreed that either Borrower may elect to place the insurance proceeds or Requisition Compensation (in the case of a Total Loss) and the sale proceeds (in the case of a sale) in respect of the relevant Vessel on deposit with the Agent and may re-invest such proceeds in a replacement vessel that in the reasonable opinion of the Majority Lenders is of equal or better type, age, quality and condition, subject to the following:

(a)	the proceeds are re-invested within 90 days from the sale date (in the case of a sale) and 180 days from the Total Loss Date (in the case of a Total Loss); and

(b)	security documentation is executed by the relevant Borrower(s) in respect of the replacement vessel to the satisfaction of the Agent and the Security Trustee.

5.4	Conditions of prepayment

The following provisions shall apply to any prepayment under this Agreement:

5.4.1
each prepayment must be made together with the accrued interest on the amount prepaid and all other sums payable in respect thereof under the provisions of this Agreement and, in the case of prepayment of the whole of the Loan, shall be accompanied by payment of all other Outstanding Indebtedness;

5.4.2
unless otherwise specifically stated herein, any partial prepayment of the Loan made hereunder shall be applied towards the pro rata discharge of all remaining Repayment Instalments, including the Balloon Payment;

5.4.3
any notice of prepayment given by the Borrowers shall be effective on receipt by the Agent and shall be irrevocable once given and the Borrowers shall be bound to make such prepayment in accordance therewith;

5.4.4
except as specifically provided in this Agreement, in the absence of an Event of Default and demand for repayment by the Agent, the Lenders shall not be obliged to accept any other prepayment of the whole or any part of the Loan;

5.4.5	any part of the Loan which is repaid or prepaid by the Borrowers may not be redrawn;

5.4.6	no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated;

5.4.7	any prepayment made on a day other than the last day of an Interest Period applicable to the whole amount prepaid shall be made together with any Break Costs.

5.5	Unwinding of Designated Transactions

On or prior to any repayment or prepayment of all or any part of a Tranche under Clause 4, Clause 5 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions relating to that Tranche so that the notional principal amount of the continuing Designated Transactions thereafter remaining in respect of that Tranche does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of that Tranche.

6.	INTEREST

6.1	Payment of interest

Subject to the provisions of this Agreement, the Borrowers shall pay interest on each Tranche or any part thereof (as the case may be) at the Interest Rate applicable thereto in arrears on the last day of each Interest Period applicable thereto, except in the case of an Interest Period longer than 3 months where interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

6.2	Interest Rate

Subject to the provisions of this Agreement, the Interest Rate applicable to each Lender's Contribution in respect of a Tranche for each Interest Period relating to that Tranche will be the annual rate of interest determined by the Agent to be the aggregate of:

6.2.1	the Applicable Margin;

6.2.2	LIBOR for that Interest Period; and

6.2.3	the Mandatory Costs (if any) for that Interest Period, but only to the extent that the amount of Mandatory Cost represents a change to the amount applicable at the date of this Agreement.

6.3	Default Rate

Without prejudice to any other remedy of the Agent or any of the other Banks, if the Borrowers fail to pay on the due date any sum (whether of principal, interest or otherwise) due under any one or more of the Finance Documents, interest will accrue, and become payable upon demand by the Agent, upon the sum unpaid from and including the date upon which it fell due for payment until the date of actual payment by the Borrowers (as well after as before judgment) at the rate per annum determined by the Agent to be equal to 2% plus whichever is the higher of:

6.3.1	the rate of interest applicable to the sum unpaid (if of principal) immediately prior to its due date for so long as the default continues; and

6.3.2	the aggregate of the Applicable Margin, LIBOR and the Mandatory Cost for periods of such duration as the Agent may determine from time to time.

For so long as the default continues such rate of interest shall be recalculated on a similar basis at the end of each successive period so determined by the Agent.  Any such interest which is not paid when due shall be compounded at the end of each such Interest Period or other period determined by the Agent for so long as it remains unpaid.

6.4	Duration of Interest Periods

Each Interest Period in respect of a Tranche shall be of a duration selected by the Borrowers in accordance with Clause 6.5.

6.5	Borrowers' selection of Interest Periods

Subject to Clauses 6.5.1 to 6.5.7 and the other provisions of this Agreement, the Borrowers may, by giving notice in writing to the Agent not later than 10.00 a.m. London time 2 Banking Days before the first day of each Interest Period in respect of a Tranche, select the duration of that Interest Period  (being a period of 1, 3 or 6 months or such other period as the Borrowers may select and the Agent may agree).

The following shall apply in determining the duration of an Interest Period in respect of a Tranche:

6.5.1	except as provided in this Clause 6.5, the Borrowers may select the duration of an Interest Period only in relation to the whole of the Tranche to which it relates;

6.5.2
the first Interest Period in respect of a Tranche shall commence on its Drawdown Date and, except in relation to the first Interest Period for the first Tranche to be drawn (which shall end on the date selected by the relevant Borrower in accordance with Clause 3.1), shall end on the last day of the then current Interest Period for the other Tranche already drawn (so that the Interest Periods for both Tranches shall be consolidated);

6.5.3	each subsequent Interest Period in respect of a Tranche shall commence on the last day of the immediately preceding Interest Period;

6.5.4
the Borrowers shall make each selection under this Clause 6.5 (and in the case of the duration of the Interest Period being determined in accordance with Clause 6.5.5 below shall be deemed to have selected the period so determined) in such manner as to ensure that, in the event that any Repayment Date falls within the Interest Period so selected, a separate Interest Period is selected in respect of the part of the Tranche due to be repaid under Clause 4.1 on such Repayment Date, the expiry of which period coincides with the relevant Repayment Date (and for this purpose alone the Borrowers shall be entitled to select Interest Periods of different lengths in relation to a Tranche);

6.5.5
in the absence of any such selection by the Borrowers of the duration of an Interest Period, or if the Agent shall certify to the Borrowers that the funds requested are not available for an Interest Period of the duration selected by the Borrowers, the duration of that Interest Period shall (subject as provided in this Clause 6.5) be 3 months or such other period as the Agent may specify;

6.5.6
if an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not); and

6.5.7	no Interest Period shall extend beyond the Maturity Date or (if earlier) the final Repayment Date.

6.6	Agent's notification

The Agent shall promptly notify the Borrowers and the Lenders of each determination under this Agreement of (a) the duration of an Interest Period and/or (b) a rate of interest.

6.7	Market disturbances

This Clause 6.7 applies if at any time prior to the commencement of any Interest Period:

6.7.1
the Agent shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Interest Rate applicable to that Interest Period;

6.7.2
the Agent shall receive notification from a Lender (an "Affected Lender") that the rate at which deposits in Dollars are being offered to that Affected Lender in the London Interbank Market would not adequately reflect the cost to that Affected Lender of making, funding or maintaining its Contribution or any part thereof for the duration of that Interest Period; or

6.7.3
the Agent shall receive notification from an Affected Lender that, by reason of circumstances affecting the London Interbank Market generally, deposits in Dollars are not available to it in sufficient amounts in the ordinary course of business and that accordingly that Affected Lender will not be able to make, fund or maintain its Contribution or any part of it during that Interest Period.

6.8	Determination Notice

If any of the circumstances described in Clause 6.7 occurs, the Agent shall promptly give notice thereof (a "Determination Notice") to the Borrowers.

6.9	Suspension of Affected Lender's commitment

If a Determination Notice is given prior to the Contribution or any part thereof being advanced by an Affected Lender, then that Affected Lender's obligation to make available the Contribution or any part thereof shall be suspended during the continuation of such circumstances.

6.10	Mitigation

If the Determination Notice is given after the first Tranche or a part thereof has been advanced, the obligation of an Affected Lender to make available any further Contributions shall be suspended during the continuation of such circumstances and in relation to that part of the Contribution already drawn, the Borrowers and the Agent shall negotiate in good faith in order to agree a mutually satisfactory Interest Rate or Rates, Interest Period or Periods and Interest Date or Dates or basis of funding for the Affected Lender to be substituted for those which would otherwise have applied under this Agreement.

6.11	Alternative funding

If the Borrowers and the Agent are unable to agree an Interest Rate or Rates, Interest Period or Periods and Interest Date or Dates or basis of funding for the Affected Lender within a period not exceeding 30 days of the giving of such Determination Notice, the Agent shall set an Interest Rate or Rates, an Interest Period or Periods and Interest Date or Dates or basis of funding for the Affected Lender all to take effect from the expiration of the Interest Period current at the date of the Determination Notice, which Interest Rate or Rates shall be the aggregate of the Applicable Margin and the cost to the Affected Lender of funding the Contribution or relevant part thereof (as the case may be) in any available currency for the Interest Period or Periods so set.

6.12	Repeat of procedure

If the state of affairs referred to in the Determination Notice extends beyond the end of an Interest Period so agreed or set, the foregoing procedure shall be repeated as often as may be necessary.

6.13	Borrowers' right of prepayment

The Borrowers may give 10 Banking Days notice to the Agent that they wish to prepay the Loan as a result of an interest rate set pursuant to Clause 6.11.  The relevant provisions of Clause 5.3 shall apply to that prepayment.

6.14	Hedging of Borrowers' interest rate exposure

Each of the Borrowers shall procure that a swap or other hedging transaction or transactions, including collar, is entered into with the Swap Bank to hedge the Borrowers' floating interest rate exposure by fixing the Interest Rate relating to at least 50% of the Loan outstanding for the duration of the period from the first Drawdown Date to the end of the Security Period provided that the initial swap or hedging transaction, and each subsequent swap or hedging transaction, to be entered into by the Borrowers shall be for a minimum period of 3 years.  The Swap Bank undertakes to consider, in its absolute discretion, one or more proposals by the Borrowers (or either of them) in respect of alternative hedging and/or swap transactions and arrangements.

7.	ACCOUNTS OF THE BANKS

7.1	Lenders and Swap Provider to open accounts

Each Lender and the Swap Provider will open and maintain on its books accounts showing the amount owing to it from the Borrowers and the other Obligors and the amounts of all payments of principal, interest and other moneys falling due and received by it.

7.2	Agent to open accounts

The Agent will open and maintain on its books accounts showing the amounts owing to each Bank from the Borrowers and the other Obligors and the amounts of all payments of principal, interest and other moneys falling due and received by that Bank.

7.3	Conclusiveness of entries

The Borrowers' obligation to repay the Loan or any part thereof, to pay interest thereon and to pay all other sums due under the Security Documents shall be conclusively evidenced (in the absence of manifest error) by the entries from time to time made in the accounts opened and maintained under this Clause 7.

8.	PAYMENTS

8.1	Place, time and manner of payment

Unless otherwise specified by the Agent, all moneys to be paid by the Lenders to the Agent or by the Borrowers to any Bank under this Agreement, the Fee Letter and the Security Documents shall be paid to the Agent in Dollars by not later than 10.00 a.m. (London time) on the due date and in same day funds to such account as the Agent may from time to time notify the Borrowers. The Borrowers waive any right they may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

8.2	Order of application

Except as otherwise specifically provided in this Agreement or in any other of the Finance Documents, all moneys received or recovered by any Bank under the Security Documents after the occurrence of an Event of Default will, after discharging the cost (if any) incurred in collecting such moneys, be applied as follows:

8.2.1
first, in or towards payment of all moneys expended or liabilities incurred by the Banks (or any of them) in respect of expenses, fees or charges relating to the preparation, completion and registration of the Security Documents or in respect of the protection, maintenance or enforcement of the security they create;

8.2.2
secondly, in or towards the satisfaction of any amounts forming the balance of the Outstanding Indebtedness which are then due and payable, whether by reason of payment demanded or otherwise, pro rata between the Banks in such order of application as the Agent may, with the Majority Lenders' approval, think fit;

8.2.3
thirdly, at the Agent's discretion, in retention on a suspense account of such amount as the Agent may consider appropriate to secure the discharge of any part of the Outstanding Indebtedness not then due and payable, and, upon the same becoming due and payable, in or towards the discharge thereof in accordance with the foregoing provisions of this Clause 8.2;

8.2.4	lastly, the surplus (if any) shall be paid to the Borrowers or whomsoever else shall be entitled thereto.

Each Borrower hereby irrevocably waives any rights of appropriation to which it may be entitled.

8.3	Availability of funds conditional upon receipt by Agent

The Agent shall not be obliged to make available to any other Party any amount which it is due to receive for the account of that Party unless it is satisfied that it has unconditionally received the funds concerned.

8.4	Refunds by Borrowers

Without prejudice to Clause 8.3, if the Agent makes an amount available to the Borrowers which has not (but should have) been made unconditionally available to the Agent by a Lender, the Borrowers shall on demand refund such amount to the Agent.

8.5	Refunds by Banks

Without prejudice to Clause 8.3, if the Agent makes an amount available to a Bank which has not (but should have) been paid to the Agent by the Borrowers, such Bank shall:

8.5.1	on demand refund such amount to the Agent; and

8.5.2
pay to the Agent on demand such further amount (as conclusively certified by the Agent) as shall indemnify the Agent against any cost, loss, liability or expense suffered or incurred by the Agent as a result of its having made available such amount to that Bank before receiving it from the Borrowers.

8.6	Non-Banking Days

All payments due shall be made on a Banking Day.  Any payment which is due to be made on a day that is not a Banking Day shall be made on the next Banking Day in the same calendar month (if there is one) or the preceding Banking Day (if there is not).

8.7	Accrual of interest and periodic payments

All payments of interest and other payments of an annual or periodic nature to be made by the Borrowers shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360 day year.

9.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION

9.1	No set-off or counterclaim

All payments to be made by the Borrowers under this Agreement and the other Finance Documents shall be made without set-off or counterclaim free and clear of, and without deduction for or on account of, any present or future taxes, unless the Borrowers are compelled by law to make payment subject to any such tax.

9.2	Gross up

If either Borrower is compelled by law to make any tax deduction from any payment due under any of the Finance Documents, such Borrower will:

9.2.1	promptly notify the Agent upon becoming aware of such requirement;

9.2.2	pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

9.2.3
pay the Bank to which such payment is made such additional amount as is necessary to ensure that such Bank receives a net amount equal to the full amount which it would have received had such tax deduction not been required to be made; and

9.2.4
as soon as reasonably practicable after making the relevant tax deduction, deliver to the Agent a copy of the receipt from the relevant taxation authority evidencing that the tax had been paid to such authority.

10.	EARNINGS

10.1	Obligation to open Accounts

Each Borrower undertakes:

10.1.1
on or before the Delivery Date of its Vessel, to establish and thereafter maintain with the Agent (free of Encumbrances and rights of set off other than Permitted Encumbrances) a Dollar denominated earnings account in the name of that Borrower for the purpose of collecting the Earnings of its Vessel; and

10.1.2
on or before the Delivery Date of its Vessel, to establish and thereafter maintain with the Agent (free of Encumbrances and rights of set off other than Permitted Encumbrances) a Dollar denominated retention account in the name of that Borrower for the purpose of retaining part of the Earnings of its Vessel, in each case in accordance with the provisions of the Accounts Security relating to that Borrower.

Each such account referred to in this Clause 10.1 is an "Account" which expression shall include any replacement account or accounts, whether designated as such or not, opened by the relevant Borrower at the request of the Agent with the Agent or any other bank or with any branch, sub-branch or subsidiary of the Agent or any other bank, as well as any sub-accounts to which funds in the said account or accounts may be allocated from time to time for currency or deposit purposes).

10.2	Payment of Earnings; restrictions on withdrawals

Subject to the terms of each Accounts Security, each Borrower undertakes to procure that:

10.2.1	throughout the Security Period, unless and until the Agent shall otherwise direct, all the Earnings of that Borrower's Vessel are paid and credited to the Earnings Account relating to that Vessel;

10.2.2	all moneys in that Borrower's Earnings Account are applied in accordance with the provisions of Clause 10.3 and the Accounts Security relating thereto;

10.2.3	no withdrawals are made from that Borrower's Earnings Account otherwise than in accordance with the terms of Clause 10.3 and the Accounts Security relating thereto.

10.3	Management of Accounts

10.3.1
Each Borrower agrees that, so long as no Event of Default has occurred, any and all moneys credited to that Borrower's Earnings Account will be applied by the Agent (which applications the Agent is hereby irrevocably and unconditionally authorised to make) as follows:

FIRST:
in payment to the Agent of any amounts due and owing under or pursuant to the Security Documents, other than sums owing pursuant to Clauses  4, 5 and 6 of the Agreement or pursuant to the Master Agreement;

SECONDLY:	by the Agent making the following transfers from the Earnings Account to the Retention Account of that Borrower:

(i)
at successive monthly intervals from the first Drawdown Date in respect of each Tranche an amount equal to 1/3rd of the amount of that Tranche (if and to the extent drawn) falling due for repayment to the Lenders under Clause 4.1 on the next succeeding Repayment Date in respect of that Tranche; and

(ii)
at successive monthly intervals from the start of each Interest Period in respect of each Tranche an amount equal to 1/3rd of the amount falling due for payment to the Lenders by way of interest on that Tranche under Clause 6 on the next succeeding Interest Date in respect of that Tranche.

If the credit balance in the relevant Earnings Account is insufficient for any such transfer to be made, the Borrowers will, on demand, cause to be remitted to the Agent the sum necessary to rectify the insufficiency.  If for any reason the Earnings of either Vessel are not being received on a monthly basis, the Agent is hereby authorised by each Borrower, as and when the Earnings of the relevant Vessel are received, to transfer as much of those Earnings as the Agent considers necessary to ensure the discharge of amounts becoming due from the relevant Borrower pursuant to Clauses 4, 5 and 6 of this Agreement and the Master Agreement; and

THIRDLY:
subject always to the Agent's rights under Clause 10.3.3 and the provisions of each Accounts Security, the balance (if any) in each Earnings Account will be available to the relevant Borrower as beneficial owner thereof;

10.3.2	Each Borrower will, at the request of the Agent:

(a)
transfer or procure the transfer of any funds credited to either of its Accounts and pay or procure the payment of any Earnings to which it is entitled, to such other account or accounts in substitution therefor with the Agent or any other bank or with any branch, sub-branch or subsidiary of the Agent or any other bank as the Agent may from time to time specify; and

(b)
forthwith upon demand do all such acts and things and execute such documents as the Agent may require in order to create security over its  Accounts (or any of them) more effectively to secure the payment of the Outstanding Indebtedness;

10.3.3
Notwithstanding anything to the contrary contained in this Agreement or either Accounts Security, so long as either of the Borrowers remains under any liability (whether actual or contingent) in respect of the Outstanding Indebtedness, the Agent shall, be entitled to withhold payment (up to the amount of such actual or contingent liability) of any moneys from time to time standing to the credit of either Account of such Borrower;

10.3.4	On or at any time after the happening of an Event of Default:

(a)	neither Borrower shall be entitled to make or procure any further withdrawal from either of its Accounts without the prior consent of the Security Trustee, with the Majority Lenders' authority; and

(b)
the Security Trustee shall forthwith become entitled, with the Majority Lenders' authority, to direct that the Earnings in respect of either Vessel be paid to such place and account as the Security Trustee may think fit, and following such Event of Default (without prejudice to the Banks' rights under Clause 17 of the Agreement) at any time and without notice to either Borrower to appropriate all or any of the moneys standing to the credit of the Accounts of either Borrower and any Earnings in respect of either Vessel which may thereafter be received by the Security Trustee and apply the same in or towards the discharge of the Outstanding Indebtedness in accordance with Clause 8.2 of the Agreement (and the Agent is hereby irrevocably authorised and instructed to effect any transfers from the Accounts of either Borrower in order to give effect to this Clause);

10.3.5
All bank, exchange, telegraph and other charges in connection with the inward and outward remittance of moneys to and from either Account of either Borrower shall be for the account of that Borrower, and the Agent shall be entitled and is hereby irrevocably and unconditionally authorised, to debit the amount of such charges to the Account concerned, as and when such charges are incurred;

10.3.6
Nothing in this Clause 10.3, whether express or implied, shall relieve either Borrower of its absolute and unconditional obligation to repay the Loan, to pay interest thereon and to pay all other sums from time to time due, owing or payable hereunder and under any of the other Security Documents.

11.	REPRESENTATIONS AND WARRANTIES

11.1	Date of representations and warranties

The Borrowers represent and warrant that the following matters are true at the Signing Date.

11.2	Existence, powers, compliance and solvency

Each Borrower:

11.2.1	is a company or corporation duly incorporated with limited liability, validly existing and in good standing under the laws of its country of incorporation;

11.2.2	has full power to own its property and assets and to carry on its business as it is now being conducted;

11.2.3	has complied with all statutory and other requirements relative to its business;

11.2.4
is solvent and not in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of it or all or any part of its assets.

11.3	Capacity and authorisation

The entry into and performance by each Borrower of this Agreement and the other Finance Documents and the Transaction Documents to which it is (or is to become) a party are within the corporate powers of that Borrower and have been duly authorised by all necessary corporate actions and approvals. In entering into this Agreement and the other relevant Finance Documents and Transaction Documents each Borrower is acting on its own account and not as agent or nominee of any person.

11.4	No contravention of laws or contractual restrictions

The entry into and performance by each Borrower of this Agreement and the other Finance Documents and the Transaction Documents to which it is (or is to become) a party do not and will not:

11.4.1	contravene in any respect the constitutional documents of that Borrower or any law, regulation or contractual restriction which does, or may, bind that Borrower or any of its assets; or

11.4.2	result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of its assets in favour of any party.

11.5	Licences and approvals in force

All licences, authorisations, approvals and consents necessary for the entry into, performance, validity, enforceability or admissibility in evidence of this Agreement, the other Finance Documents and the Transaction Documents have been obtained and are in full force and effect and there has been no breach of any condition or restriction imposed in this respect.

11.6	Validity and enforceability

When duly executed and delivered, and where applicable registered, each of the Finance Documents will constitute the legal, valid and binding obligations of each Obligor which is a party thereto enforceable against such Obligor in accordance with its terms, except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors' rights generally.

11.7	Status of Transaction Documents

The copies of the Transaction Documents delivered to the Agent before the date Signing Date are true and complete copies.  The Transaction Documents constitute legal, valid, binding and enforceable obligations of the parties thereto in accordance with their respective terms.  No amendments or additions to the Transaction Documents have been agreed nor has any party thereto waived any of its respective rights under any of the Transaction Documents.

11.8	No litigation current or pending

No litigation, arbitration, tax claim or administrative proceeding is current or pending or (to the knowledge of the Borrowers) threatened, which, if adversely determined, would have a materially detrimental effect on the financial condition of the Borrowers (or either of them).

11.9	No breach or default

11.9.1	No continuing Event of Default or Potential Event of Default has occurred.

11.9.2
No Borrower is in breach of any law, governmental directive, guideline or policy statement (whether having the force of law or not) nor is either Borrower in default under any agreement to which it is party or by which it may be bound.

11.10	Governing law and enforcement

The choice of English law to govern this Agreement and the choice of the relevant set of laws made in each of the other Finance Documents to which the Borrowers are a party to and the submission by the Borrowers to the jurisdiction of the relevant courts in each Finance Document to which they are a party to is valid and binding, and no Borrower is entitled to claim any immunity in relation to itself or its assets under any law or in any jurisdiction in connection with any legal proceedings, set-off or counterclaim relating to this Agreement or the other Finance Documents or in connection with the enforcement of any judgement or order arising from such proceedings.

11.11	Truth of financial and other information

The actual (and not projected) financial and other information furnished in writing to any Bank by or on behalf of the Borrowers or any other Obligor in connection with the negotiation and preparation of this Agreement and the other Finance Documents was (when given) true and correct in all material respects and there are no other facts or considerations the omission of which would render any such information materially misleading.

11.12	No liability to deduction or withholding

All payments to be made by the Borrowers under this Agreement and the other Finance Documents may be made free and clear of and without deduction or withholding for or on account of any taxes, and neither this Agreement nor any of the other Finance Documents is liable to any registration charge or any stamp, documentary or similar taxes imposed by any authority, including without limitation, in connection with the admissibility in evidence of any thereof.

11.13	Tax compliance

Each Borrower has complied in all material respects with all relevant tax laws and regulations applicable to it and its business.

11.14	No money laundering

Each Borrower confirms:

11.14.1	that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and

11.14.2
that the foregoing or any other activities of that Borrower or the other Obligors will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive (91/308 EEC) of the Council of European Communities).

11.15	No third party Encumbrances

At the time of execution of this Agreement and each of the other Finance Documents, no third party will have any Encumbrance (other than a Permitted Encumbrance) on any asset to which this Agreement or the relevant Finance Document relates.

11.16	Pari passu obligations

The payment obligations of the Borrowers under the Finance Documents rank at least pari passu with the claims of all their other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.17	No commissions or rebates

There are no commissions, rebates, premiums or other payments by or to or for the account of any Obligor, its shareholders or directors in connection with the transactions contemplated by this Agreement, other than as disclosed to the Agent in writing.

11.18	No deterioration of financial condition

No Borrower's or the Corporate Guarantor's financial condition has suffered any Material Adverse Effect since that condition was last disclosed to the Agent.

11.19	No established place of business in United Kingdom

None of the Obligors has an established place of business in any part of the United Kingdom or the United States of America or in any other jurisdiction which would require any of the Security Documents to be filed or registered in that jurisdiction to ensure its validity or enforceability.

11.20	Environmental matters

Except as may have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Agent:

11.20.1
the Borrowers and other Obligors and, to the best of each Borrower's knowledge and belief (having made due enquiry), their respective Environmental Affiliates have complied with the provisions of all Environmental Laws;

11.20.2
the Borrowers and the other Obligors and, to the best of each Borrower's knowledge and belief (having made due enquiry), their respective Environmental Affiliates have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals;

11.20.3
neither of the Borrowers nor any other Obligor nor, to the best of each Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates has received notice of any Environmental Claim that alleges that either of the Borrowers or any other Obligor or any such Environmental Affiliate is not in compliance with any Environmental Law or any Environmental Approval;

11.20.4
there is no Environmental Claim pending or, to the best of each Borrower's knowledge and belief (having made due enquiry), threatened against either of the Borrowers or any other Obligor or any Relevant Ship or, to the best of each Borrower's knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates; and

11.20.5	no Environmental Incident which could or might give rise to any Environmental Claim has occurred.

11.21	Continuing nature of representations and warranties

The Borrowers agree that the representations set out in this Clause 11 (other than the ones in Clauses 11.5, 11.8, 11.9.1 and 11.12) shall survive the execution of this Agreement and shall be deemed to be repeated on each Drawdown Date and each Interest Date with reference to the facts and circumstances then subsisting, as if made on such date.

12.	GENERAL UNDERTAKINGS

12.1	Duration of undertakings

Each Borrower shall comply with the undertakings contained in this Clause 12 which shall remain in force from the Signing Date to the end of the Security Period.

12.2	General undertakings

Each Borrower shall:

12.2.1	perform and observe the several covenants and obligations imposed upon it under the Finance Documents;

12.2.2
without affecting its obligations under the applicable provisions of the Finance Documents, perform and observe its obligations under the Transaction Documents and use its best endeavours to procure that each of the other parties to the Transaction Documents performs and observes its obligations thereunder;

12.2.3	maintain its corporate existence as a limited liability company duly organised, validly existing and in good standing in its place of incorporation;

12.2.4
obtain and maintain in force, and promptly furnish certified copies to the Agent of, all licences, authorisations, approvals and consents, and do all other acts and things, which may from time to time be necessary or desirable for the continued due performance of its obligations under the Finance Documents and the Transaction Documents or which may be required for the validity, enforceability or admissibility in evidence of the Finance Documents and the Transaction Documents to which it is a party;

12.2.5	ensure that its obligations under the Finance Documents rank at least pari passu with all its other present, future and/or contingent unsecured and unsubordinated obligations;

12.2.6
conduct its business in a proper and efficient manner and not change the nature, organisation or conduct of its business or conduct any business other than that of its purchase and subsequent ownership of its Vessel;

12.2.7
manage its business and its Vessel in compliance with all relevant applicable laws and regulations (including, without limitation, all relevant Environmental Laws) and shall notify the Agent immediately upon becoming aware of any breach of the same;

12.2.8
pay all taxes, assessments and other governmental charges as they fall due, except to the extent that it is contesting the same in good faith by appropriate proceedings and has set aside adequate reserves for their payment if such proceedings fail;

12.2.9
keep proper books of account in respect of its business in accordance with generally accepted accounting principles, consistently applied, and whenever so requested by the Agent make the same available for inspection by or on behalf of the Agent; and

12.2.10
procure that a swap or other hedging transaction or transactions, including collar, is entered into with the Swap Bank to hedge the Borrowers' floating interest rate exposure by fixing the Interest Rate relating to at least 50% of the Loan outstanding for the duration of the period from the first Drawdown Date to the end of the Security Period provided that the initial swap or hedging transaction, and each subsequent swap or hedging transaction, to be entered into by the Borrowers shall be for a minimum period of 3 years. The Swap Bank undertakes to consider, in its absolute discretion, one or more proposals by the Borrowers (or either of them) in respect of alternative hedging and/or swap transactions and arrangements.

12.3	Consent of Lenders required

Neither Borrower shall, without the prior consent of the Lenders, which is not to be unreasonably withheld:

12.3.1	sell or agree to sell its Vessel or convey, assign, transfer, sell or otherwise dispose of or deal with any of its other real or personal property, assets or rights, whether present or future;

12.3.2
create or permit to exist any Encumbrance (other than a Permitted Encumbrance) over any part of its undertaking, property, assets or rights, whether present or future (provided that where any such Encumbrance arises in the ordinary course of business, the relevant Borrower shall promptly discharge the same);

12.3.3	incur any Financial Indebtedness or other liability or obligation except:

(a)	under this Agreement and the other Security Documents;

(b)	arising under the Transaction Documents to which it is a party; or

(c)	arising in the ordinary course of operating and chartering its Vessel; or

(d)
unsecured Financial Indebtedness owed to the Corporate Guarantor provided that, before such Financial Indebtedness is incurred, particulars of the same are immediately notified to the Agent, and the relevant Obligor(s) execute(s) such deeds and documents as the Agent may at its discretion require to subordinate the same to the Outstanding Indebtedness;

12.3.4	except as contemplated by this Agreement, assume, guarantee or endorse, or otherwise become or remain liable for, any obligation of any other person;

12.3.5	authorise or accept any capital commitment other than in the normal course of business;

12.3.6	make any payment of principal or interest to any of its shareholders in respect of any loans or loan capital made available to it by its shareholders;

12.3.7	waive or fail to enforce any provision of, or agree to any amendment or supplement to, the Transaction Documents to which it is a party;

12.3.8	issue any further shares or stock or register any transfer of any of its shares or stock, or admit any new member, whether by subscription or transfer;

12.3.9	consolidate, amalgamate or merge with any other entity or demerge or enter into any form of reconstruction or reorganisation or do anything analogous thereto;

12.3.10	form or acquire any subsidiary;

12.3.11	alter or extend its financial year for the purposes of the preparation of its accounts, or change its auditors;

12.3.12	alter any of the provisions of its constitutional documents;

12.3.13	make any loans or advances to, or any investments in, any person (including, without limitation, any officer, director, stockholder, employee or customer of either Borrower);

12.3.14
when an Event of Default or Potential Event of Default has occurred, declare or pay any dividends upon its shares or stock or otherwise distribute any assets to any of its shareholders whether in cash or otherwise;

12.3.15
consolidate or subdivide or alter any of the rights attached to, or reduce, any of its share capital, or capitalise, repay or otherwise distribute any amount outstanding to the credit of any capital or revenue reserves, redeem any of its share capital in any way or enter into any arrangement with its creditors;

12.3.16	undertake any transaction with any person, company or other entity which is an affiliate of that Borrower unless such transaction is conducted at arm's length on normal commercial terms;

12.3.17	change its place of incorporation; or

12.3.18	permit any changes to be made in the identity of its shareholders or the senior management of the Corporate Guarantor.

13.	INFORMATION UNDERTAKINGS

13.1	Duration of undertakings

Each Borrower shall comply with the undertakings contained in this Clause 13 which shall remain in force from the Signing Date to the end of the Security Period.

13.2	Financial information

The Borrowers will provide or procure the provision to the Agent:

13.2.1
within 120 days of the end of each financial year of the Corporate Guarantor, certified copies (in a sufficient number for each of the Banks) of the Corporate Guarantor consolidated profit and loss account and balance sheet of the Corporate Guarantor and its subsidiaries for that financial year, prepared in accordance with generally accepted accounting principles and practices consistently applied and audited by auditors previously approved in writing by the Agent;

13.2.2
within 45 days of the end of each financial quarter of the Corporate Guarantor, certified copies (in a sufficient number for each of the Banks) of the unaudited interim consolidated management accounts and financial statements of the Corporate Guarantor for that quarter prepared in accordance with generally accepted accounting principles and practices consistently applied;

13.2.3
a certificate from the Chief Financial Officer of the Corporate Guarantor confirming compliance with the financial covenants contained in Clause 13.3 and such certificate being accompanied by detailed (to the satisfaction of the Agent) calculations relating to such covenants;

13.2.4	such further information in the possession or control of the Borrowers regarding their financial condition and operations as the Agent may reasonably request.

13.3	Financial Covenants

Each of the Borrowers shall:

13.3.1	procure that the Corporate Guarantor shall ensure that in respect of each Measurement Period:

(a)	the ratio of EBITDA to Interest Payable is not less than 2:1;

(b)	the ratio of Total Net Debt to Total Net Capitalisation is not more than 0.70:1;

(c)	the Working Capital is not less than $1,000,000; and

(d)	Liquidity is not less than:

(i)	$500,000 per Vessel if the average remaining time charter coverage in respect of both Vessels is more than 1 year;

(ii)	$750,000 per Vessel if the average remaining time charter coverage in respect of both Vessels is more than 6 months and less or equal to 1 year; and

(iii)	5% of the Outstanding Indebtedness if the average remaining time charter coverage in respect of both Vessels is less or equal to 6 months, but in any event not less than $750,000 per Vessel;

13.3.2
(if the Agent reasonably considers that its financial position or prospects are deteriorating), give independent auditors appointed to carry out an audit and inspection of its affairs every assistance in that regard.

13.4	Notification of material litigation

Each Borrower will inform the Agent promptly of any litigation, arbitration, tax claim or administrative proceeding instituted or (to its knowledge) threatened and of any other occurrence of which it becomes aware which might materially adversely affect:

(a)	its ability, or the ability of any other Obligor, to perform its obligations under the Finance Documents (or any of them); or

(b)	the security constituted by the Finance Documents (or any of them).

13.5	Notification of default

Each Borrower will, promptly:

13.5.1	after the happening of any Event of Default or a Potential Event of Default, notify the Agent of such event and of the steps (if any) which are being taken to remedy it;

13.5.2
at the request of the Agent from time to time, provide the Agent with a certificate signed by its Chief Financial Officer or its Chief Executive Officer confirming that it is, as at the date of such certificate, in compliance with its obligations under the Finance Documents and that no Event of Default or Potential Event of Default has occurred, or, if any has occurred, none is continuing.

13.6	"Know your customer" checks

The Borrowers will provide the Agent with any information requested by a Bank in order for it to comply with any anti-money laundering or "know your customer" legislation, regulation or procedures applicable to that Bank from time to time.

13.7	Provision of further information

The Borrowers will promptly provide the Agent with such other financial and other information concerning themselves, their affairs and the Vessels as the Agent may from time to time require.

14.	VESSEL UNDERTAKINGS - INSURANCE

14.1	Duration of undertakings

Each Borrower shall comply with the undertakings contained in this Clause 14 in respect of its Vessel at all times from the Delivery Date of such Vessel until the end of the Security Period.

14.2	Obligatory Insurances

Each Borrower undertakes:

14.2.1
to effect and maintain sufficient insurances on and over its Vessel in respect of (a) hull, machinery and equipment, marine, war and terrorism risks (including excess risks), (b) protection and indemnity risks (including pollution risks) and (c) such other risks for which insurance would be maintained by a prudent owner for a ship of a similar type, size, age and flag, and otherwise in accordance with the provisions of the Finance Documents;

14.2.2	to effect such insurances in such amounts in Dollars and upon such terms as shall from time to time be approved in writing by the Security Trustee, but in any event for not less than:

(a)
in the case of hull, machinery and equipment, marine, war and terrorism risks and excess risks, on an agreed value basis for whichever is the greater of (i) the most recent Appraised Market Value of the relevant Vessel and (ii) an amount which when aggregated with the amount for which the other Vessel is insured for in respect of such risks is not less than 120% of the Loan outstanding;

(b)
in the case of protection and indemnity risks, for the full value and tonnage of the relevant Vessel, for an unlimited amount, if available, and otherwise for the maximum amount obtainable in the market from time to time, including from the protection and indemnity association in which the Vessel is from time to time entered;

14.2.3
to effect the Insurances through such brokers (the "approved insurance brokers") and with such insurance companies, underwriters, war risks and protection and indemnity associations as shall from time to time be approved in writing by the Security Trustee (such approval not to be unreasonable withheld), and, if so required by the Security Trustee (but without, as between the Security Trustee and the relevant Borrower, liability on the part of the Security Trustee for premiums or calls), with the Security Trustee named as co assured;

14.2.4
to notify the Security Trustee, at least 7 days before the relevant policies or contracts expire, of the relevant brokers and/or insurance companies, underwriters, war risks and protection and indemnity associations through and with whom the Insurances are to be renewed and of the terms and conditions of renewal;

14.2.5
to renew the Insurances upon the terms required by this Clause 14 on or prior to the date on which the relevant policies or contracts expire, and to procure that the approved insurance brokers, and any such war risks and protection and indemnity associations with which the Insurances are effected, shall promptly confirm in writing to the Security Trustee such renewal, on the approved terms and conditions, as and when the same occurs;

14.2.6	punctually to pay all premiums, calls, contributions or other sums in respect of the Insurances and to produce all relevant receipts when so required by the Security Trustee;

14.2.7	to arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association for or for the continuance of the relevant Vessel's entry;

14.2.8
to procure that notice of assignment to the Security Trustee signed by the relevant Borrower is duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in connection with the Insurances, together with a loss payable clause, in each case in such form as may be required by the Security Trustee;

14.2.9
to procure that all such instruments of insurance referred to in Clause 14.2.8 as are effected through the approved insurance brokers shall be deposited with the approved insurance brokers, and that such brokers shall furnish the Security Trustee with pro forma copies and a letter or letters of undertaking in such form as may be required by the Security Trustee;

14.2.10
to procure that the protection and indemnity and/or war risks associations in which the relevant Vessel is entered shall furnish the Security Trustee with a certified copy of the certificate of entry for the relevant Vessel and a letter or letters of undertaking in such form as may be required by the Security Trustee together with a certified copy of each certificate of financial responsibility for pollution by oil or other substances issued by such protection and indemnity and/or war risks associations in relation to the relevant Vessel;

14.2.11
without prejudice to the generality of Clauses 14.2.9 and 14.2.10, if any of the Insurances form part of a fleet cover, to procure that the approved insurance brokers and (as the case may be) associations so approved shall undertake to the Security Trustee that they shall neither set off against any claim in respect of the Vessels any premiums or calls due in respect of other vessels or in respect of other insurances nor cancel any of the Insurances by reason of non payment of premiums or calls due in respect of other vessels or in respect of other insurances;

14.2.12
to comply with all the requirements from time to time applicable to the Insurances, and not to make, do, consent or agree to any act or omission which would or might render any such instrument of insurance invalid, void, voidable or unenforceable or subject to any material exclusion or qualification or which would render any sum payable thereunder repayable in whole or in part;

14.2.13
not to employ the relevant Vessel, or suffer the relevant Vessel to be employed, otherwise than in conformity with the terms of the said instruments of insurance (including any express or implied warranties they contain), without first obtaining the insurers' consent to such other employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe, or arranging for additional insurances;

14.2.14
to apply all such sums receivable in respect of the Insurances as are paid to such Borrower in accordance with the Finance Documents for the purpose of making good the loss and fully repairing all damage in respect of which such sums have been received;

14.2.15
not to alter any of the terms of any of the instruments of insurance referred to in Clause 14.2.8 if, as a result of such alteration, they will cease to comply with the requirements of this Clause 14;

14.2.16	not without the prior written consent of the Security Trustee to settle, compromise or abandon any claim under the Insurances in respect of the relevant Vessel for a Total Loss or a Major Casualty;

14.2.17
to do all things necessary and provide the Security Trustee with all relevant documents, evidence and information as the Security Trustee may require to enable the Security Trustee to collect or recover any moneys in respect of the Insurances which are payable to the Security Trustee pursuant to the Security Documents;

14.2.18
to provide the Security Trustee, at the time of the relevant communication, with copies of all communications of a material nature between such Borrower and the approved insurance brokers or (as the case may be) approved associations relating to the Insurances including, without limitation:

(a)	any material condition, qualification or exclusion applicable to the Insurances;

(b)	any actual or potential suspension of any of the Insurances;

(c)	payment of premiums and calls and performance by such Borrower of its other material obligations in respect of the Insurances;

14.2.19
to make or procure that the managers of the relevant Vessel shall make such quarterly voyage declarations as may be required from time to time in accordance with the Insurances, especially in order to maintain cover for trading in and to the United States of America and the Exclusive Economic Zone (as defined in the United States of America Oil Pollution Act 1990) and shall on request supply the Security Trustee with copies thereof.

14.3	MII and MAP Cover

The Borrowers undertake to pay to the Security Trustee on demand all premiums and other amounts payable by the Security Trustee in effecting and maintaining on behalf of the Banks a mortgagee's interest insurance policy and/or a mortgagee's interest additional perils (pollution) policy in respect of each Vessel (each in an amount equal to 110% of the amount of the Loan outstanding from time to time and otherwise to be on such terms and conditions and to be placed through such brokers and with such insurers and underwriters as the Security Trustee may require).

14.4	Consultation with insurance advisers

The Agent shall be entitled, on the Delivery Date of each Vessel and at any time and from time to time on any material change of terms of the Insurances of either Vessel, to consult insurance advisers on any matter relating to the Insurances of that Vessel (including, without limitation, the terms, amounts and quality of the Insurances and the status of any insurance claims), and the Borrowers shall procure that there is delivered to such advisers any and all such information concerning the relevant Vessel and her Insurances as the Agent may require. The costs and expenses of any such insurance advisers shall be for the account of the Borrowers and shall be payable on demand.

14.5	Modification of Insurances

If, in the opinion of the Agent, by reason of a significant change in circumstances after the Signing Date (such changes in circumstances to include, without limitation, changes in the availability or cost of insurance coverage or in generally accepted industry practice) the Insurances do not provide the Banks with good and adequate security, the Agent may from time to time notify the Borrowers of any proposed modification of the requirements of the Finance Documents relating to Insurances which the Agent may consider appropriate in the circumstances.  Such modification may (without limitation) require the Borrowers to place, or procure the placing of, further and additional insurances and/or to amend or procure the amendment of the existing Insurances, whether through the existing brokers or otherwise. Any such modification shall take effect as an amendment to the Finance Documents on and from the date on which it is notified in writing to the Borrowers and shall bind the Borrowers accordingly.

15.	VESSEL UNDERTAKINGS - OPERATION AND MAINTENANCE

15.1	Duration of undertakings

Each Borrower shall comply with the undertakings contained in this Clause 15 in respect of its Vessel at all times from the Delivery Date of such Vessel until the end of the Security Period.

15.2	Operation and maintenance

Each Borrower undertakes:

15.2.1
to keep its Vessel registered in the Republic of the Marshall Islands (or under the laws and flag of any other Approved Flag State) and not to do or suffer to be done anything whereby such registration may be forfeited or imperilled.  Notwithstanding the provisions of this Clause 15.2.1 any change in the registration of the Vessel, including, for the avoidance of doubt, the change of registration of the Vessel to registration with another approved Flag State, will require the prior written consent of the Majority Lenders;

15.2.2
to procure that its Vessel is kept in a good and seaworthy state of repair, so as to maintain the highest class with the Classification Society free of overdue recommendations and conditions, and so as to comply with the provisions of all laws and all other regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered at ports in the Approved Flag State and to vessels trading to any jurisdiction to which that Vessel may, subject to the provisions of this Agreement, trade from time to time;

15.2.3
to procure that its Vessel is submitted regularly to such periodical or other surveys as may be required for classification and regulatory purposes and, if so required by the Security Trustee, to procure that the Security Trustee is supplied with copies of all survey reports and class and other certificates issued in this respect;

15.2.4	to procure that the Security Trustee or any representative of the Security Trustee is permitted:

(a)
to board its Vessel once a year, unless an Event of Default has occurred and is continuing, at reasonable times (or at any time if survey reports are not satisfactory) for the purpose of inspecting her condition or satisfying itself as to proposed or executed repairs, and to afford all proper facilities for such inspections, all reasonable costs of which shall be paid for by the Borrowers or reimbursed by the Borrowers to the Security Trustee;

(b)
at any time without prior notice to the Borrowers, to obtain information about its Vessel and her condition from the Classification Society and the relevant regulatory authorities, to have access to the records of such Vessel maintained by the Classification Society and such authorities and otherwise to communicate direct with each of them as if the Security Trustee were the owner of the relevant Vessel (for which purpose the relevant Borrower shall issue such authorisations and instructions to, and use its best endeavours to obtain such acknowledgments and undertakings from, such bodies, each in such terms as the Security Trustee may require);

15.2.5
promptly to pay and discharge or secure all debts, damages and liabilities whatsoever which such Borrower shall have been called upon to pay, discharge or secure and which have given, or may give, rise to maritime or possessory liens on or claims enforceable against its Vessel, and in the event of arrest of its Vessel pursuant to legal process, or in the event of her detention in exercise or purported exercise of any such lien as aforesaid, to procure the release of that Vessel from such arrest or detention forthwith upon receiving notice of the same by providing bail or otherwise as the circumstances may require;

15.2.6	not to employ its Vessel, or suffer her employment:

(a)	in any trade or business which is forbidden by the law of the Approved Flag State or of any country to which that Vessel may sail, or which is otherwise illicit;

(b)	in carrying illicit or prohibited goods, or in any manner whatsoever which may render her liable to condemnation in a Prize Court or to destruction, seizure or confiscation;

(c)
in the event of hostilities in any part of the world (whether war be declared or not), in carrying any contraband goods, nor to enter or trade to any zone which is declared a war zone by the Vessel's war risks insurers unless the Security Trustee has given its consent thereto in writing and the relevant Borrower has effected, at its own expense, such special insurance cover as the Security Trustee may require;

15.2.7
promptly to furnish the Security Trustee, when so required by it in writing, with a copy of the classification certificate issued by the Classification Society for the relevant Vessel, all such information regarding that Vessel, her employment, position and engagements, particulars of all towages and salvages and copies of all charters and other contracts for her employment or otherwise howsoever concerning her and all such material information as shall be or ought to be supplied to the insurers of that Vessel;

15.2.8
fully to perform its own obligations under each charter, which has been approved by the Agent in respect of its Vessel and not to amend any such charter in any material respect (other than for amendments which are favourable to the relevant Borrower) without the consent of the Lenders, which shall not be unreasonably withheld;

15.2.9	not to let or employ its Vessel on charter without the prior written consent of the Lenders (and then only subject to such terms as the Lenders may impose) where:

(a)	the relevant charter is a demise charter; or

(b)	the relevant charter is a time charter for a term in excess of 12 months (including any extensions); or

(c)
under the terms of the relevant time charter, 2 months' fire (or more) is payable in advance or the agreed payable rate in respect of the relevant vessel is below the market rate applicable to vessels of similar age, size and market value; or

(d)	the relevant time charter is concluded otherwise than at arm's length;

15.2.10	not to employ or permit any member of its Vessel's crew to be employed in breach of the International Transport Worker's Federation (ITF) rules and regulations;

15.2.11	to notify the Security Trustee forthwith by telefax of:

(a)	any accident to its Vessel or incident which is or is likely to be a Major Casualty;

(b)	any occurrence resulting in its Vessel becoming or being likely to become a Total Loss;

(c)
any requirement or recommendation made by any insurer or the Classification Society, or by any competent authority, in respect of its Vessel which is not complied with within any time limit imposed by such insurer, Classification Society or authority;

(d)	any arrest of its Vessel, or the exercise or purported exercise of any lien on its Vessel or her Earnings or any requisition of its Vessel for hire;

15.2.12
to procure that all tolls, dues and other outgoings whatsoever in respect of its Vessel are promptly paid, and to furnish satisfactory evidence that the wages and allotments, and the insurance and pension contributions in respect of the Master and crew, are being regularly paid, that all deductions from crew's wages on account of tax and/or social security contributions have been properly made and accounted for to the relevant authorities and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;

15.2.13	not without the previous consent in writing of the Lenders (and then only subject to such terms as the Lenders may impose):

(a)	to create or suffer the creation of an Encumbrance (other than a Permitted Encumbrance) over or in respect of its Vessel or any share in its Vessel;

(b)	to make any change to its Vessel which would materially alter her structure, equipment, type or performance or which would materially reduce her value;

15.2.14	to inform the Security Trustee prior to any change in the name of its Vessel;

15.2.15
not without the previous consent in writing of the Security Trustee to put or suffer its Vessel to be put into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless either the cost of such work is fully recoverable under the Insurances or such person has first given to the Security Trustee in terms satisfactory to the Security Trustee a written undertaking not to exercise any lien on the Vessel for the cost of such work or otherwise;

15.2.16
to procure that at all times the technical management of its Vessel is undertaken only by an Approved Technical Manager on the terms of the relevant Approved Technical Management Agreement and not without the prior written consent of the Agent (which shall not be unreasonably withheld) to amend any Approved Technical Management Agreement in any material respect or to terminate or suffer the termination of any such appointment or to appoint or suffer the appointment of any other technical managers for its Vessel, provided always that the Lenders have the right to direct that the appointment of an Approved Technical Manager is terminated where the performance levels of that Approved Technical Manager are not adequate in the reasonable opinion of the Lenders;

15.2.17
to place, and at all times and places to retain, a properly certified copy of the relevant Mortgage on board its Vessel with her papers, and to cause such certified copy and such papers to be exhibited to any and all persons having business with the Vessel which might give rise to any lien on it other than liens for crew's wages and salvage and to any representative of the Security Trustee and keep prominently displayed in the chart room and in the Master's cabin of its Vessel a framed notice in plain type, reading as follows:

"NOTICE OF MORTGAGE

This vessel is subject to a First Preferred Mortgage in favour of Lloyds TSB Bank plc.  Under the terms of the said Mortgage neither the owner, any charterer, the Master of this vessel, nor any other person, has any right, power or authority to create, incur or permit to be imposed upon this vessel any lien whatsoever other than for crew's wages and salvage";

15.2.18	to comply with and satisfy all pertinent requirements and formalities to perfect and maintain the relevant Mortgage as a legal, valid and enforceable first preferred mortgage over its Vessel;

15.2.19	to notify the Security Trustee forthwith by fax thereafter confirmed by letter of the occurrence of:

(a)	any Environmental Claim against the Borrowers (or either of them), the Vessel, any other Obligor or any other Relevant Ship; or

(b)	any Environmental Incident which may give rise to any Environmental Claim;

which, in either case, could or might materially affect the interests of the Security Trustee, and to keep the Security Trustee advised in writing on such regular basis and in such detail as the Security Trustee shall require of the nature of such Environmental Claim or Environmental Incident and such Borrower's proposed and actual response thereto;

15.2.20
to comply with and procure that all Environmental Affiliates comply with all Environmental Laws including, without limitation, requirements relating to manning and establishment of financial responsibility, and to obtain and comply with, and procure that all Environmental Affiliates obtain and comply with, all Environmental Approvals;

15.2.21
to ensure that its Vessel is, at all times, equipped and accredited with any required trading documentation and/or authorisations necessary to legitimise the entry of such Vessel into the waters of any relevant jurisdiction.  Such trading documentation and authorisations shall include, amongst other things, valid certification under the International Convention on Civil Liability for Oil Pollution Damage (as amended), a valid US Coast Guard certificate of financial responsibility (water pollution), a valid certificate from any US state that requires a state equivalent of a certificate of financial responsibility, a vessel classification certificate and any other credentials as might be, or may come to be, required.  Copies of such trading documentation and/or authorisations shall be made available to the Security Trustee as and when requested;

15.2.22	to comply, and procure compliance by the Approved Technical Manager, with:

(a)
all provisions of the ISM Code including, without limitation, obtaining and maintaining in force at all times a valid Document of Compliance in relation to itself and a valid Safety Management Certificate in respect of the Vessel as required by the ISM Code; and

(b)
all provisions of the ISPS Code including, without limitation, obtaining and maintaining in force a valid International Ship Security Certificate in respect of its Vessel as required by the ISPS Code, and ensuring that the Vessel's security system and its associated security equipment comply with the applicable requirements of Part A of the ISPS Code and of Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS), and that an approved ship security plan is in place.

15.3	Employment of Vessels

The Borrowers will procure that both of the Vessels (or their replacements (if any)) will be employed under charters or other arrangements acceptable to the Agent for a period of at least 3 years starting from the Delivery Date of each Vessel, to be entered between the relevant Borrower and the Seller for a minimum daily gross rate of $21,000 and a 50/50 split of profits above that rate level;

16.	VALUATIONS AND ASSET PROTECTION

16.1	Arrangement of valuations

The Agent may from time to time in accordance with the provisions of this Clause 16 arrange for valuations of the Vessels to be carried out in order to determine the Appraised Market Value of each such Vessel.

16.2	Basis of valuations

Such valuations shall be prepared:

16.2.1	with or without a physical inspection of the Vessel concerned, at the discretion of the Agent;

16.2.2	in Dollars on the basis of a sale for prompt delivery, charter-free, at arm's length between a willing seller and a willing buyer;

16.2.3	semi-annually (or at such other dates as the Agent may require) at the cost of the Borrowers;

16.2.4	by any two of the Approved Brokers as shall be selected by the Agent.

16.3	Appraised Market Value

The Appraised Market Value of either Vessel shall be determined by taking the mean average of the valuations of that Vessel.

16.4	Consequences of security shortfall

16.4.1
If at any time Security Coverage is less than 125%, then the Borrowers shall prepay such part of either Tranche or Tranches as will eliminate the shortfall in accordance with the relevant provisions of Clause 5. Notwithstanding the provisions of this Clause 16.4.1, subject to the Borrowers' request and the Agent's written approval, the Borrowers may provide or procure the provision of additional security over such assets and in such form as is acceptable to the Majority Lenders which have a market value as reasonably determined by the Majority Lenders at least equal to the shortfall instead of or in addition to making a prepayment in accordance with the provisions of this Clause 16.4.1;

16.4.2
The Borrowers will, following the occurrence of a shortfall, ensure that adequate Security Coverage is provided in accordance with Clause 16.4.1 within 30 days of a demand by the Agent to that effect unless the relevant shortfall arises following any of the events set out in Clause 5.3 in which case the Borrowers will ensure that adequate Security Coverage is provided immediately following the demand by the Agent to that effect.

16.5	Valuation of additional security

The market value of any additional security provided or to be provided under this Clause 16 shall be determined either in the reasonable discretion of the Agent, in consultation with the Majority Lenders, or by valuers appointed by, and on a basis acceptable to, the Agent in consultation with the Majority Lenders subject to the following:

16.5.1	the value of any cash collateral in Dollars will be valued at its principal amount;

16.5.2	any additional vessel security will be valued in accordance with Clause 16.2; and

16.5.3	any letter of credit or first class bank guarantee will be valued at the maximum amount which may be drawn under it at any time.

16.6	Valuation conclusive

Any valuation prepared under this Clause 16 shall be conclusive and binding on the Borrowers save in the case of manifest error.

16.7	Costs of valuation

The Borrowers shall pay the costs, fees and expenses of any shipbroker or valuer in connection with any valuation prepared under this Clause 16.

16.8	Assistance

The Borrowers shall provide such assistance as the Agent shall require in connection with any valuation prepared under this Clause 16.

17.	EVENTS OF DEFAULT

17.1	Defaults

There shall be an Event of Default if any one or more of the following happen:

17.1.1
either Borrower fails to make any payment due under any of the Finance Documents on its due date, or, in respect of moneys payable on demand, (unless otherwise specifically provided) on the date such moneys are demanded to be paid;

17.1.2	either Borrower is in breach of any of the provisions of Clauses 12.2.3 or 12.3, or any one or more of the provisions of the Finance Documents relating to the Insurances;

17.1.3
either Borrower fails to observe or perform any provision of the Security Documents other than those referred to in Clauses 17.1.1 and 17.1.2 and either, in the opinion of the Agent, such default is not remediable, or, in the case of any such default which the Agent considers capable of remedy, such default continues unremedied for a period of 14 days after the Agent, by notice to the Borrowers, requires the same to be remedied;

17.1.4	each Vessel is not delivered to the applicable Borrower by the Back-stop Date relating to that Vessel;

17.1.5
any licence, approval, consent, authorisation or registration at any time necessary or desirable for the validity, enforceability or admissibility in evidence of any of the Finance Documents, or for any of the parties thereto to comply with its obligations thereunder is revoked, withheld or expires, or is modified in what the Agent considers a material respect;

17.1.6
either Vessel becomes a Total Loss and (without prejudice to the Borrowers' obligations under Clause 5.3) the Agent does not receive within the stated time frame the amount specified to be repaid to the Agent pursuant to Clause 5.3;

17.1.7
a petition is filed, or an order made, or an effective resolution passed, for the compulsory or voluntary winding-up or dissolution of either Borrower (other than for the purposes of amalgamation or reconstruction in respect of which the prior written consent of the Agent, has been obtained) or any proceedings analogous to winding-up proceedings are begun in any jurisdiction in relation to either Borrower or if either Borrower suspends payment of, or is unable to or admits inability to pay, its debts as they fall due or makes any special arrangement or composition with creditors generally or any class of its creditors;

17.1.8
an administrator, administrative receiver, receiver or trustee or similar official is appointed of the whole, or what the Agent considers a material part, of the property, assets or undertaking of either Borrower or if either of the Borrowers applies for, or consents to, any such appointment;

17.1.9
any step is taken (including, without limitation, the making of any application or the giving of any notice) by either of the Borrowers or by any other person to appoint an administrator in respect of that Borrower;

17.1.10
an encumbrancer takes possession of, or distress or execution is levied upon, the whole, or what the Agent considers a material part, of the property, assets or undertaking of either Borrower and the same is not released/satisfied within 14 days;

17.1.11
either Borrower ceases, or threatens to cease, to carry on its business, or disposes or threatens to dispose of what the Agent considers a material part of its properties, assets or undertakings, or such a part is seized, nationalised, appropriated or compulsorily purchased by or under the authority of any government;

17.1.12	anything is done, suffered or omitted to be done or occurs which, in the reasonable opinion of the Agent would in any way imperil the security created by the Finance Documents (or any of them);

17.1.13
an event of default or event of termination occurs in relation to any obligation whatsoever of either Borrower in respect of Financial Indebtedness, whether such obligation is to the Agent or any other person or any guarantee or indemnity given by either of the Borrowers is not honoured when called;

17.1.14
any representation or warranty made or deemed to be made in any of the Security Documents, or in any certificate or statement delivered in connection with any of the Finance Documents or Transaction Documents or in the negotiations leading up to the conclusion of this Agreement is, or at any time becomes, incorrect in any respect which the Agent considers materially adverse to the Banks (or any of them), as if such representation or warranty were made as of such time;

17.1.15	either Borrower ceases to be a company or corporation duly registered in good standing in the place in which it was incorporated;

17.1.16
it becomes impossible or unlawful for either of the Borrowers to fulfil any of its obligations under the Finance Documents (or any of them), or for the Banks (or any of them) to exercise any of the rights vested in them (or any of them) by, or to enforce the security constituted by, the Finance Documents, or any of the Finance Documents for any reason becomes invalid or unenforceable or ceases to be in full force and effect or if either of the Borrowers repudiates or threatens to repudiate any of the Finance Documents;

17.1.17	in the reasonable opinion of the Agent there is any Material Adverse Change in the financial condition of either Borrower or the Corporate Guarantor;

17.1.18	any of the events specified in Clauses 17.1.1 to 17.1.17 inclusive occurs (mutatis mutandis) in relation to any other Obligor;

17.1.19
any event occurs or proceeding is taken in relation to either Borrower or any other Obligor (in any jurisdiction) which has an effect equivalent or similar to any of the events specified in Clauses 17.1.7 to 17.1.9;

17.1.20
(without the prior written consent of the Agent) the Corporate Guarantor ceases to be the sole legal and/or beneficial owner of the shares of the Borrowers or there is a change in the legal and/or beneficial ownership of the Corporate Guarantor;

17.1.21
either of the Borrowers defaults under any approved time charter arrangement or agreement, including the Applicable Charters or any approved vessel management arrangement or agreement, including the Approved Management Agreements; or

17.1.22
it becomes impossible or unlawful for any party to any of the Transaction Documents to fulfil any of its obligations under, or to exercise any rights vested in it by any of the Transaction Documents or any of the Transaction Documents is breached in any material respect by any party thereto or is terminated or for any reason becomes invalid or unenforceable or otherwise ceases to be in full force and effect or any party thereto repudiates or threatens to repudiate any of the Transaction Documents.

17.2	Banks' remedies

Upon the occurrence of an Event of Default which is continuing and at any time thereafter without prejudice to any of the rights and remedies of the Agent and/or the other Banks under any of the other Finance Documents or otherwise:

17.2.1	the Agent may, and shall if so requested by the Majority Lenders, take any one or more of the following actions:

(a)	by written notice to the Borrowers declare the Total Commitments of the Lenders cancelled, whereupon the same shall be cancelled;

(b)
by written notice to the Borrowers demand the immediate repayment of the Loan, all interest accrued thereon and all other Outstanding Indebtedness, whereupon the same shall become immediately due and payable;

(c)
take steps to exercise the rights and remedies conferred upon the Agent and/or the other Banks by this Agreement and the other Finance Documents and exercisable on or after the occurrence of an Event of Default; and

17.2.2
the Security Trustee may, and shall if so requested by the Majority Lenders, take steps to enforce the security created by the Security Documents and/or otherwise exercise the rights and remedies conferred on the Security Trustee by this Agreement and the Security Documents and exercisable on or after the occurrence of an Event of Default.

18.	FEES, EXPENSES AND INDEMNITIES

18.1	Commitment commission

The Borrowers shall pay to the Agent a non-refundable commitment fee on such dates and in such amounts as is specified in the Fee Letter.

18.2	Arrangement fee

The Borrowers shall pay to the Agent for its own account a non-refundable arrangement fee on such dates and in such amounts as is specified in the Fee Letter.

18.3	Agency fee

The Borrowers shall pay to the Agent for its own account a non-refundable agency fee on such dates and in such amounts as is specified in the Fee Letter.

18.4	Indemnity against costs

The Borrowers shall pay to the Agent on demand, and the Borrowers shall indemnify and keep each Bank indemnified against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by that Bank:

18.4.1	in the negotiation, preparation, printing, execution and registration of this Agreement and the other Finance Documents;

18.4.2	in entering into this Agreement and/or the Finance Documents (or any of them) or in connection with the Vessels (or either of them);

18.4.3
in the enforcement or preservation or the attempted enforcement or preservation of any of the rights and powers of the Banks (or any of them) under this Agreement and the other Finance Documents or of the security constituted by the Finance Documents;

18.4.4
in connection with any actual or proposed amendment of or supplement to this Agreement or any other Finance Document, or with any request to the Banks (or any of them) to grant any consent or waiver in respect of any provision of this Agreement or any other Finance Document, whether or not the same is given;

18.4.5	arising out of any act or omission made by the Agent or the other Banks (or any of them) in good faith in connection with any of the matters dealt with in the Finance Documents;

18.4.6
resulting from the imposition from time to time, under or pursuant to the Bank of England Act 1988 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement upon the Banks (or any of them) to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund the Outstanding Indebtedness.

18.5	Tax indemnity

The Borrowers shall pay all taxes imposed in relation to the Finance Documents (other than tax on any Bank's overall net income) and shall on the Agent's written demand indemnify the Banks  against any and all liabilities with respect to, or resulting from, delay or omission on the part of the Borrowers to pay such taxes.

18.6	Break costs and other general indemnities

The Borrowers shall pay to the Agent on demand, and the Borrowers shall indemnify each Bank against any Break Costs and/or other losses, expenses or liabilities whether actual or contingent, (as to the amount of which the Agent's certificate shall be conclusive and binding upon the Borrowers, except in case of manifest error) suffered or incurred by that Bank in connection with or as a result of:

18.6.1	a Tranche not being drawn in full for any reason on the Drawdown Date specified in the Notice of Drawdown relating thereto, other than as a result of a default by that Bank;

18.6.2	any repayment or prepayment of the whole or any part of a Tranche or consolidation of the Tranches being made on any date other than the last day of the Interest Period applicable thereto;

18.6.3	any default in payment by the Borrowers (or either of them) of any sum due under the Finance Documents on its due date; or

18.6.4	the occurrence or continuance of an Event of Default and/or a Potential Event of Default.

18.7	Currency indemnity

The following shall apply if any amount is received or recovered by the Banks (or any of them) in respect of any moneys or liabilities due, owing or incurred by the Borrowers (or either of them) to the Banks (or any of them)  (whether as a result of any judgment or order of any court or in the bankruptcy, administration, reorganisation, liquidation or dissolution of either Borrower or by way of damages for any breach of any obligation to make any payment to the Banks (or any of them)) in a currency (the "Currency of Payment") other than Dollars in whatever circumstances and for whatever reason:

18.7.1
such receipt or recovery shall only constitute a discharge to the Borrowers to the extent of the amount in Dollars which the Banks are able or would have been able, on the date or dates of receipt by it of such payment or payments in the Currency of Payment (or, in the case of any such date which is not a Banking Day, on the next succeeding Banking Day), to purchase in the foreign exchange market of its choice with the amount or amounts so received;

18.7.2
if the amount of Dollars which the Banks are so able to purchase falls short of the amount originally due to the Banks, each Borrower shall indemnify and hold the Banks harmless against any loss or damage arising as a result by paying to the Banks that amount in Dollars certified by the Agent as necessary to so indemnify and hold harmless the Banks;

18.7.3
this indemnity shall constitute a separate and independent obligation from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent or the Banks (or any of them) from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due hereunder or under any such judgment or order; and

18.7.4
the certificate of the Agent or the Banks as to the amount of any such loss or damage  (which shall be deemed to constitute a loss suffered by the relevant Bank(s)) shall (save in case of manifest error) for all purposes be conclusive and binding on the Borrowers.

18.8	Increased costs

18.8.1
This Clause 18.8 applies if the Agent considers that as a result of (a) the introduction of or any change in any applicable law, regulation or official directive (whether or not having the force of law), or in the interpretation thereof by any authority charged with the administration thereof or by any court of competent jurisdiction, or (b) the implementation, application or compliance by the Banks (or any of them) with Basel II or any other directive, request or requirement from any applicable governmental, fiscal or monetary authority (whether or not having the force of law):

(a)
there is any change in the basis of taxation (other than the basis of taxation of the Banks' (or any of them) overall net income) of payments by any of the Borrowers to the Banks (or any of them) of principal, interest or otherwise;

(b)
there is any change in the basis of taxation of payments by the Banks (or any of them) of principal or interest on, or otherwise in respect of, deposits taken from third parties to make, fund or maintain the Loan;

(c)
any reserve, special deposit, cash ratio, liquidity or other requirements are imposed, modified or deemed applicable against assets held by or deposits in or for the account of, or loans by, the Banks (or any of them) (including, without limitation, any such requirements arising out of the implementation of any regulations which may replace those set out Basle II or any other revision to the Basel Accord); or

(d)	any other condition is imposed on the Banks (or any of them) in respect of the transactions contemplated by this Agreement or any other of the Finance Documents,

and, as a result, the Banks (or any of them) incurs an increased cost.

18.8.2	An increased cost is:

(a)	any additional cost to the Banks (or any of them) of making, funding or maintaining the Loan or any part thereof or entering into this Agreement;

(b)	any reduction in any amount payable or the effective return to the Banks (or any of them) under this Agreement; or

(c)
the amount of any payment made by the Banks (or any of them) or the amount of any interest or other return foregone by the Banks (or any of them) calculated  by reference to any amount received or receivable by the Banks (or any of them) from any other person who is a party to this Agreement or any Finance Documents.

18.8.3	The Agent shall promptly notify the Borrowers of any increased cost incurred by the Banks (or any of them).

18.8.4
The Borrowers shall pay to the Banks (or any of them) from time to time upon demand of the Agent such additional moneys as the Agent shall specify to be necessary to indemnify the Banks (or any of them) for any increased cost.

18.8.5	It shall not be a defence to a claim by the Banks (or any of them) under this Clause 18 that any increased cost could have been avoided by the Banks (or any of them).

18.8.6
Any amount due from the Borrowers under this Clause 18 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

18.8.7
The Borrowers may give 10 Banking Days notice to the Agent that they wish to prepay the Loan as a result of any amounts payable by the Borrowers under this Clause 18. The relevant provisions of Clause 5.3 shall apply to that prepayment.

18.9	Environmental indemnity

Without prejudice to or limitation of any other rights or remedies that may at any time be available to or exercisable by the Agent or any of the other Banks, the Borrowers shall indemnify and hold harmless the Agent and each of the other Banks on demand against all costs, expenses, liabilities, losses, damages, and injury, personal or economic, sustained or incurred by any of them or their property (real or personal) for any reason as a result of or in connection with any release or the emission, presence, discharge of Material of Environmental Concern on, from, affecting or caused by either Vessel under any applicable Environmental Laws including, but not limited to, costs and expenses incurred to clean up or remove discharged oil or other Material of Environmental Concern, damages to third parties, natural resource damage, assessments or penalties, and whether sustained or incurred during or after the Security Period.

18.10	Survival of indemnities

The indemnities contained in the Finance Documents shall continue in full force and effect after the full and final discharge of the Outstanding Indebtedness with respect to matters arising prior to such discharge.

19.	THE AGENT

19.1	Appointment of Agent

Each Lender hereby irrevocably appoints and authorises the Agent to act as its agent under this Agreement and the other Finance Documents.

19.2	Agent's powers and discretions

The Agent shall have such powers and discretions:

19.2.1	which are expressly delegated to the Agent by the terms of this Agreement and the other Finance Documents;

19.2.2	which the Majority Lenders consider appropriate and give to the Agent (generally or in a particular case) with the Agent's consent; and

19.2.3
which the Agent considers to be reasonably incidental to the discharge and performance of any of its functions under this Agreement or any of the other Finance Documents or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Majority Lenders.

19.3	Agent is agent only

The relationship between the Agent and each Lender is that of agent and principal only.  Nothing in this Agreement or the other Finance Documents shall constitute the Agent a trustee or fiduciary for any Lender or any other person and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

19.4	Agent to have no responsibility to Borrowers

In performing its functions and duties under this Agreement and the other Finance Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any responsibility, liability or obligation (whether fiduciary or otherwise) towards, or relationship of agency or trust with or for, the Borrowers or any other Obligor in any circumstances whatsoever.

19.5	Matters within Agent's authority

Subject to Clause 19.6 and the other provisions of this Agreement and the other Finance Documents, the Agent is hereby irrevocably authorised by the Lenders in their name and on their behalf (and shall, if so directed by written notice from the Majority Lenders after the Lenders shall have consulted for a period of not less than 5 days, which direction shall be binding on all the Lenders):

19.5.1	to waive, modify, vary or otherwise amend or excuse performance of any provisions of this Agreement or any of the other Finance Documents; and

19.5.2	to enforce or take or refrain from taking any other action or proceedings with regard to this Agreement or any of the other Finance Documents,

19.6	Notification of proposed waivers and amendments

Except in cases where the Agent is of the opinion that the Lenders would be prejudiced by any delay in the Agent enforcing or taking action, in which event the Agent may, but shall not be obliged to, enforce or take action without prior notification to the Lenders, the Agent shall be obliged to notify the Lenders if it proposes to waive, modify, vary or otherwise amend or excuse performance of any provision of this Agreement or any of the other Finance Documents or to enforce or take or refrain from taking any action under Clause 17.2 and the Agent shall not be entitled to proceed with that proposal unless the Majority Lenders shall give notice to the Agent agreeing to that proposal.  The Agent shall be entitled to cancel that proposal if written notice pursuant to this Clause 19.6 is not received within 5 days of the Lenders being so notified by the Agent.

19.7	Consent of Agent

If any matter is stated in this Agreement or any other Finance Documents as requiring the consent or approval of the Agent, the Agent shall be entitled (but not bound) to give or withhold its consent or approval in such manner as it considers to be in the interests of all the Lenders without obtaining instructions from, or consulting with, all or any of the Lenders.

19.8	Agent to act in accordance with instructions of Majority Lenders

Subject to Clause 19.7 and the other provisions of this Agreement and the other Finance Documents, the Agent agrees to act with respect to this Agreement and the other Finance Documents in accordance with the written instructions of the Majority Lenders.  Any such instructions given by the Majority Lenders shall be binding on all the Banks but, in the absence of any such instructions, the Agent shall not be obliged to act.

19.9	Agent not required to act

In no event shall the Agent be required to take any action which exposes, or is likely to expose, the Agent to personal liability or which is contrary to the provisions of:

19.9.1	this Agreement or any of the other Finance Documents; or

19.9.2	any law, regulation or directive.

19.10	Provision of copy documents to Lenders

The Agent shall furnish each Lender:

19.10.1	with copies of any documents received by it under Clause 13 (but the Agent shall not be obliged to review or check the accuracy or completeness thereof);

19.10.2	if requested by that Lender, with copies of all documents received by the Agent under Clause 3.4;

19.10.3	with details of any communication received from the Borrowers or any other Obligor referring to this Agreement and which:

(a)	contains a request for a consent or waiver which, under the terms of this Agreement or any other Security Document, requires the consent of the Lenders or the Majority Lenders; or

(b)	states that an Event of Default or Potential Event of Default has occurred and is continuing; or

(c)	contains any other request or information which, in the reasonable opinion of the Agent, is of a material nature.

19.11	Provision of copy communications to Agent

Each Lender will, promptly after receipt or despatch thereof, forward to the Agent a copy of any communication:

19.11.1	sent by that Lender to the Borrowers or any other Obligor; or

19.11.2	received by that Lender from the Borrowers or any other Obligor and, in each case, relating to this Agreement or any of the Finance Documents.

19.12	Distributions of sums received and deductions by Agent

The Agent shall (subject to Clause 8.3) distribute promptly to each Lender its due proportion of all sums received by the Agent on behalf of the Lenders under this Agreement or any of the other Security Documents, subject to the Agent's right to deduct and withhold from any such payment any amount which is then (or which will, upon demand by the Agent, become) due and payable to the Agent from that Lender.

19.13	Agent's retention of fees and expenses

The Agent may retain for its own use and benefit (and shall not be liable to account to any Lender for all or any part of) any sums received by it by way of fees (and not payable to any Lender) or by way of reimbursement of expenses incurred by it.

19.14	Waiver on instructions of Majority Lenders

Subject to Clause 19.15, the provisions of this Agreement and any of the Security Documents may be waived, and (subject to the written agreement of each of the other parties thereto, other than the Lenders) varied or amended, by the Agent acting on the written instructions of the Majority Lenders, in each case evidenced by an instrument in writing, and any such waiver, variation or amendment shall be binding upon all the Lenders.

19.15	Consent of Agent and all Lenders required

Nothing in Clause 19.14 shall authorise the effecting, without the prior written consent of the Agent and all the Lenders, of:

19.15.1	any change in the Applicable Margin or in the definitions of "Majority Lenders", "Finance Documents" or "Security Documents";

19.15.2	any change in the date for, or alteration in the amount (or the basis of determining the amount) of, any payment of principal, interest, fees, or other amounts payable under this Agreement;

19.15.3	any change in a Lender's Commitment;

19.15.4	any extension of the Availability Period;

19.15.5	any change to Clauses 2, 3, 4, 5, 6, 8.2, 10, 12.3, 23 and 29;

19.15.6	any change to this Clause 19.15;

19.15.7	the release of any of the security created by or pursuant to the Security Documents (or any of them); or

19.15.8	any other matter in respect of which the terms of this Agreement or any other of the Finance Documents expressly requires the agreement of all the Lenders.

19.16	Borrowers' reliance upon Agent

At all times throughout the Security Period the Borrowers shall be entitled to rely upon the advice of the Agent as to the giving of any approvals or consents or the exercise of any discretions by the Lenders or any other act of the Lenders as required by this Agreement and/or the Security Documents or any of them.

19.17	Lenders to be informed

The Agent shall, subject to Clause 19.6, at all times keep the Lenders informed of each and every approval or consent given and each exercise of any such discretion and each performance of any such other act which the Agent may have performed on behalf of the Lenders as required by this Agreement or any of the Security Documents.

19.18	Consent of Agent required

Notwithstanding the provisions of Clauses 19.14 and 19.15, no provision of this Agreement or of any other of the Finance Documents which in any way relates to the duties, functions, powers or responsibilities of the Agent may be amended, waived or suspended without the prior consent of the Agent.

20.	THE SECURITY TRUSTEE

20.1	Trust Property defined

In this Clause 20, "Trust Property" means:

20.1.1	all rights, title and interests that may be mortgaged, charged, pledged or assigned in favour of the Security Trustee under or by virtue of the Security Documents;

20.1.2	all rights granted to, or held or exercisable by, the Security Trustee by virtue of this Agreement and the Security Documents;

20.1.3
all moneys and other assets, which are received or recovered by or on behalf of the Security Trustee under or by virtue of any of the foregoing rights, including as a result of the enforcement or exercise of any such right; and

20.1.4	all moneys and other assets accrued in respect of or derived from any of the foregoing.

20.2	Duties of Security Trustee

The Security Trustee shall:

20.2.1	hold the Trust Property on trust for the Banks in accordance with provisions of this Agreement and the Security Documents; and

20.2.2	perform and exercise the rights and benefits vested in it and deal with the Trust Property in accordance with the provisions of this Agreement and the Security Documents.

20.3	Security Trustee to have no responsibility to Borrowers

The Security Trustee does not assume and shall not be deemed to have assumed any responsibility, liability or obligation (whether fiduciary or otherwise) towards, or relationship of agency or trust with or for, the Borrowers or any other Obligor in any circumstances whatsoever.

20.4	Security Trustee's powers and discretions

The Security Trustee shall have such powers and discretions:

20.4.1	which are expressly delegated to the Security Trustee by the terms of this Agreement and the Security Documents;

20.4.2	which the Majority Lenders consider appropriate and give to the Security Trustee (generally or in a particular case) with the Security Trustee's consent;

20.4.3
which the Security Trustee considers to be reasonably incidental and conducive to the discharge and performance of any of its functions under this Agreement or any of the Security Documents or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Majority Lenders; and

20.4.4	which are conferred on a trustee by the Trustee Act 1925 and any other applicable law for the time being in force.

20.5	Security Trustee to act in accordance with instructions of Majority Lenders

Subject to the provisions of the Agreement and the Security Documents, the Security Trustee agrees to act with respect to this Agreement and the Security Documents in accordance with the written instructions of the Agent, or, if the Agent and the Security Trustee are the same person, the Majority Lenders.  Any such instructions given by the Majority Lenders shall be binding on all the Banks.  In the absence of any such instructions, the Security Trustee shall not be obliged to act.

20.6	Security Trustee not required to act

In no event shall the Security Trustee be required to take any action which exposes, or is likely to expose, the Security Trustee to personal liability or which is contrary to the provisions of:

20.6.1	this Agreement or any of the Security Documents; or

20.6.2	any law, regulation or directive.

20.7	Provision of copy documents to Banks

The Security Trustee shall furnish the Agent, or, if the Agent and the Security Trustee are the same person, each Lender and the Issuing Bank, with copies of any documents received by it under or in connection with this Agreement or any Security Documents which it considers to be of material importance to the Banks.

20.8	Transfer of moneys to Agent

The Security Trustee shall, except as expressly stated to the contrary in this Agreement or any Security Document, transfer any moneys forming part of the Trust Property to the Agent for application in accordance with the relevant provisions of this Agreement and the Security Documents, subject to the Security Trustee's right to deduct and withhold from any such payment any amount which is then (or which will, upon demand by the Security Trustee, become) due and payable to it, or to any receiver or agent appointed by it, under this Agreement and the Security Documents.

20.9	Security Trustee's retention of fees and expenses

The Security Trustee may retain for its own use and benefit (and shall not be liable to account to any other Bank for all or any part of) any sums received by it by way of fees (and not payable to any other Bank) or by way of reimbursement of expenses incurred by it.

20.10	Release of security

At the end of the Security Period the Security Trustee shall release without any recourse, warranty or covenants for title whatsoever, all security granted to it pursuant to the Security Documents then held by it, whereupon the Security Trustee shall be discharged from all liabilities and obligations under this Agreement and the Security Documents.

20.11	Perpetuity period

The perpetuity period applicable to the trusts created by this Clause 20 is 80 years from the Signing Date.

20.12	Parallel debt

20.12.1
Notwithstanding any other provision of this Agreement the Borrowers hereby irrevocably and unconditionally undertake to pay to the Security Trustee, as creditor in its own right and not as representative of the Banks, sums equal to and in the currency of each amount payable by the Borrowers to each of the Banks under or by virtue of this Agreement and the other Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any suspension of payment, moratorium, discharge by operation of law or analogous event.

20.12.2
The Security Trustee shall have its own independent right to demand payment of the amounts payable by the Borrowers under this Clause 20.12, irrespective of any suspension, extinction or any other discharge for any reason whatsoever (otherwise than by payment) of the Borrowers' obligation to pay those amounts to the Banks other than a discharge by virtue of payment which those Banks are entitled to retain.

20.12.3
Any amount due and payable by the Borrowers to the Security Trustee under this Clause 20.12 shall be decreased to the extent that the Banks have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by the Borrowers to the Banks under those provisions shall be decreased to the extent that the Security Trustee has received (and is able to retain) payment in full of the corresponding amount under this Clause 20.12.

20.12.4
The rights of the Banks (other than the Security Trustee) to receive payment of amounts payable by the Borrowers under the Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Trustee to receive payment under this Clause 20.12.

20.12.5	Any amounts received by the Security Trustee shall, to the extent permitted by the mandatory provisions of the applicable law, be applied in accordance with Clause 8.2.

21.	RETIREMENT OF A SERVICE BANK

21.1	Resignation of Service Bank

Each Service Bank may at any time resign its appointment under this Agreement by giving the Obligors and the other Banks not less than 30 days' prior written notice to that effect.

21.2	Appointment of successor by Majority Lenders

After the giving by any Service Bank of a notice of termination the Majority Lenders may in writing appoint a successor.

21.3	Appointment by retiring Service Bank

If no such successor is appointed within the period specified in Clause 21.1, the relevant Service Bank may appoint as its successor any reputable bank or financial institution with an office in Paris, Amsterdam or London.

21.4	Consequence of change of Service Bank

Upon the acceptance by a successor to a Service Bank of its appointment, which acceptance shall be in such form as the Majority Lenders shall approve:

21.4.1
that successor shall become bound by all the obligations of that Service Bank and become entitled to all the rights, privileges, powers, authorities and discretions of that Service Bank under this Agreement and the Security Documents;

21.4.2
the obligations of that Service Bank under this Agreement and the Security Documents shall terminate but without prejudice to any liabilities which that Service Bank may have incurred prior to that termination;

21.4.3	that Service Bank shall be discharged from any further liability or obligations under this Agreement and the Security Documents; and

21.4.4
the provisions of this Agreement and the Security Documents shall continue in effect for the benefit of that Service Bank in respect of any action taken or omitted to be taken by it or any event occurring before the termination of its obligations pursuant to this Clause 21.

22.	LIMITS OF THE SERVICE BANKS' OBLIGATIONS

22.1	No duty to enquire

Neither Service Bank shall be obliged to ascertain or enquire:

22.1.1	either initially or on a continuing basis, as to the credit or financial condition or affairs of the Borrowers, any other Obligor or any other person;

22.1.2	as to the performance or observance by the Borrowers or any other Obligor of any of the terms and conditions of this Agreement or any of the other Finance Documents or any other agreement; or

22.1.3
whether any Event of Default or Potential Event of Default has occurred, and until it shall have actual knowledge or express notice to the contrary, the Agent shall be entitled to assume that no Event of Default or Potential Event of Default has occurred.

22.2	Responsibilities excluded

Neither Service Bank and none of their respective officers, employees or agents shall be responsible to any other Bank for:

22.2.1
any failure or delay in performance, or breach by the Borrowers, of their obligations under this Agreement or any of the other Finance Documents or any other agreement or any failure or delay in performance, or breach by any of the other Obligors, of their respective obligations under any of the Finance Documents or any other agreement; or

22.2.2
any recitals, statements, representations or warranties in, or for the legality, validity, effectiveness, enforceability, admissibility in evidence or sufficiency of, this Agreement or any of the other Finance Documents or any other agreement; or

22.2.3	the legality, validity, effectiveness or enforceability of any of the security created, or purported to be created, pursuant to any of the Security Documents.

22.3	Limitation of liability

22.3.1
Neither Service Bank and none of their respective officers, employees or agents shall be liable for any loss, damage or expense suffered or incurred by the Borrowers or any other Bank or any other person in consequence of any action taken or omitted to be taken by it under this Agreement or any of the other Finance Documents or in connection herewith or therewith unless caused by its gross negligence or wilful misconduct.

22.3.2
Without prejudice to the provisions of Clause 22.3.1, none of the other Parties shall take any proceedings against any officer, employee or agent of a Service Bank in respect of any claim which it may have against that Service Bank or in respect of any act or omission (including, without limitation, negligence or wilful misconduct) by that officer, employee or agent in relation to this Agreement or any of the other Finance Documents.

22.4	Lenders' and Swap Bank's representations and undertakings

Each Lender and the Swap Bank:

22.4.1
severally represents and warrants to the Service Banks that it has made its own independent investigation of the financial condition and affairs of the Borrowers and the other Obligors in connection with the entry by it into this Agreement and, in the case of the Swap Bank, into each Master Agreement and in such respect it has not relied on any information provided to it by either Service Bank; and

22.4.2
undertakes that it will continue to make its own independent appraisal of the creditworthiness of the Borrowers and the other Obligors and will not rely on any information provided to it by either Service Bank.

22.5	Indemnification by Lenders and Swap Bank of Service Banks

The Lenders and the Swap Bank agree (which agreement shall survive payment of all sums due under this Agreement) to indemnify each Service Bank (to the extent not reimbursed by the Borrowers) rateably:

22.5.1	in the case of the Lenders, according to their respective Contributions (or, if no part of the Loan has been advanced, their respective Commitments), and

22.5.2
in the case of the Swap Bank, according to the maximum net exposure of the Borrowers to the Swap Bank determined in accordance with the terms of each Master Agreement as if the Master Agreement Liabilities were terminated and/or closed out at that time or, as the case may be, if they have already been terminated and/or closed out, the aggregate amount (whether actual or contingent) payable thereunder, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against that Service Bank in performing its functions or duties under this Agreement or any of the other Finance Documents, or in connection with any action taken or omitted to be taken by that Service Bank in enforcing or preserving or attempting to enforce or preserve the rights of the Banks under this Agreement or any of the other Finance Documents or any other documents or security.

22.6	Service Banks' rights

Each Service Bank may:

22.6.1
engage and pay for the advice and services of any lawyers, accountants or other experts whose advice or services may to that Service Bank seem necessary or desirable and that Service Bank shall be entitled to rely on the advice and opinions of such lawyers, accountants and other experts and shall not be liable to any of the other parties hereto for any of the consequences of any such reliance;

22.6.2
perform all or any of its functions and duties hereunder or under the Security Documents through employees or agents or any office or branch of that Service Bank from time to time selected by it and notified to the other parties hereto;

22.6.3
rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any of the other parties hereto for any of the consequences of such reliance; and

22.6.4
without liability to account, make loans to, accept deposits from and generally engage in any kind of banking or trust business with the Borrowers or the other Obligors as though that Service Bank was not a Service Bank.

22.7	Service Banks as Lenders and/or Swap Bank

If it is also a Lender, each Service Bank shall have the same rights and powers under this Agreement as any other Lender (or the Swap Bank, if it is the Swap Bank) and may exercise those rights and powers as though it were not a Service Bank.

23.	SHARING OF PAYMENTS

23.1	Relevant circumstances

This Clause 23 applies if any Lender (the "Sharing Lender") at any time receives or recovers (whether by way of voluntary or involuntary payment, by virtue of the exercise of its legal rights including but not limited to the right of set-off, counterclaim or otherwise howsoever) the whole or any part of any amounts due to it from the Borrowers under this Agreement or any of the other Finance Documents otherwise than by distribution from the Agent in accordance with the terms of this Agreement.

23.2	Payment by Sharing Lender to Agent

Subject to Clauses 23.3 and 23.4:

23.2.1	the Sharing Lender shall forthwith pay to the Agent the full amount or (as the case may be) an amount equal to the equivalent of the full amount so received or recovered;

23.2.2
as between the Borrowers and the Sharing Lender, the Borrowers shall remain or again become indebted to such Sharing Lender under this Agreement in the amount so paid as if it had not been received or recovered as aforesaid; and

23.2.3
the Agent shall treat the amount so paid as if it were a payment by the Borrowers on account of amounts due from the Borrowers under this Agreement or any of the other Finance Documents for distribution to the Sharing Lender and such of the other Lenders in the proportions in which the Sharing Lender and the other Lenders would have been entitled to receive such amount had it been paid by the Borrowers to the Agent hereunder or under such Finance Documents.

23.3	Refund by Agent

Any payment and adjustment made pursuant to Clause 23.2 shall be subject to the condition that, if the amount (or any part thereof) so paid by the Sharing Lender to the Agent subsequently falls to be repaid by the Sharing Lender to the Borrowers or any other person, then each of the Lenders who has received any part thereof from the Agent shall repay the amount received by it to the Sharing Lender, together with such amount (if any) as is necessary to reimburse the Sharing Lender the appropriate portion of any interest it has been obliged to pay when repaying such amount as aforesaid, and the relevant adjustments pursuant to Clause 23.2 shall be cancelled.

23.4	No sharing required

A Sharing Lender which has commenced or joined in an action or proceeding in any court to recover sums due to it under this Agreement or any of the other Finance Documents, and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights under this Agreement or any of the other Finance Documents in the same or another court.

23.5	Matters notifiable

Each Lender shall promptly give notice to the Agent of:

23.5.1
the institution by that Lender of a legal action or proceedings against the Borrowers under this Agreement or under any of the other Finance Documents or in connection therewith as soon as practicable thereafter (and, in any event, within 5 Banking Days); and

23.5.2
the receipt or recovery by that Lender of any amount due and payable by the Borrowers under this Agreement or under any of the other Finance Documents which is received or recovered otherwise than through the Agent.

Upon receipt of any such notice the Agent will as soon as practicable thereafter notify the other Banks.

24.	JOINT AND SEVERAL LIABILITY

24.1	Joint and several

All obligations and liabilities imposed on or assumed by the Borrowers under or pursuant to this Agreement are joint and several even if not so expressed.

24.2	Obligations not affected

None of the obligations and liabilities of the Borrowers under the Finance Documents shall be impaired by:

24.2.1
any failure of a Finance Document to be legal, valid, binding and enforceable in relation to either of the Borrowers whether as a result of lack of corporate capacity, due authorisation, effective execution or otherwise;

24.2.2	any giving of time, forbearance, indulgence, waiver or discharge in relation to either of the Borrowers; or

24.2.3	any other matter or event whatsoever which might have the effect of impairing all or and of the liabilities any obligations of either of the Borrowers.

24.3	Principal debtors

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for the payment of the Outstanding Indebtedness and no Borrower shall in any circumstances be construed to be a surety for the obligations of the other Borrower hereunder.

24.4	Subordination

Neither of the Borrowers (hereinafter called a "Creditor Borrower") will without the prior written consent of the Agent or unless so directed by the Agent (whereupon such Borrower shall act in accordance with the Agent's directions) ask, demand, sue for, take or receive from the other Borrower (hereinafter called a "Debtor Borrower") by set-off or any manner the whole or any part of all present and future sums, liabilities and obligations payable or owing by a Debtor Borrower to a Creditor Borrower whether actual or contingent, jointly or severally or otherwise howsoever, until the Outstanding Indebtedness has been paid and discharged in full.

25.	ASSIGNMENT, TRANSFER AND RELEASE

25.1	Successors and assigns

This Agreement shall be binding upon and inure to the benefit of each Party and its successors and assigns.

25.2	No assignment by Borrowers

Neither of the Borrowers may assign or transfer all or any of its rights, benefits or obligations under this Agreement or under any of the other Finance Documents without the prior written consent of the Lenders.

25.3	Transfer by Lenders

Subject to obtaining the prior consent of the Agent, which shall not be unreasonably withheld or delayed, any Lender (the "Transferor Lender") may transfer all or any of its rights and obligations in its capacity as a Lender under this Agreement and under the other Finance Documents to another bank or financial institution (the "Transferee Lender"), provided that no such consent shall be required if the transfer is made to an affiliate of the Transferor Lender or to another Lender (or any affiliate thereof) or if the transfer is made after an Event of Default has occurred and has been continuing for 30 days. No assignment or transfer by a Lender of any of its rights or obligations under this Agreement and the other Finance Documents shall be binding on, or effective in relation to, any other Party unless it is effected, evidenced and perfected by the delivery by the Transferor Lender to the Agent of a Transfer Certificate executed by the Transferor Lender and the Transferee Lender.

25.4	Signature of Transfer Certificate

The Agent shall as soon as practicable, but not later than the 5th Banking Day after receipt by it of a Transfer Certificate, sign the Transfer Certificate on behalf of the Obligors, itself and each of the other Banks and give notice to the Obligors and the Banks of its receipt of that Transfer Certificate (attaching a copy of it).

25.5	Authorisation of Agent to sign Transfer Certificate

Each of the other Parties irrevocably authorises the Agent to sign any Transfer Certificate on its behalf.

25.6	Effective date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided always that it is signed by the Agent under Clause 25.4 on or before that date.

25.7	Effect of Transfer Certificate

A Transfer Certificate shall have effect in accordance with the following:

25.7.1
to the extent that in that Transfer Certificate the Transferor Lender seeks to transfer its rights and/or its obligations under this Agreement and the other Finance Documents, each Obligor and the Transferor Lender shall each be released from further obligations to the other under this Agreement and the other Finance Documents and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause 25.7 as "discharged rights and obligations");

25.7.2
each Obligor, the Transferee Lender and the other Banks shall each assume obligations towards each other and/or acquire rights against each other which differ from the discharged rights and obligations only insofar as the Transferee Lender has assumed and/or acquired the same in place of the Transferor Lender; and

25.7.3
the Transferee Lender and the other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Transferee Lender been an original party to this Agreement as a Lender with the rights and/or obligations acquired or assumed by it as a result of that transfer.

25.8	Transfer fee

The Transferee Lender shall pay to the Agent for its own account a transfer fee of $2,000 on the date on which the transfer effected by the relevant Transfer Certificate becomes effective.

25.9	Sub-participation by Lenders

Any Lender may at any time without the consent of the Borrowers or any other Obligor sub-participate all or any of its rights and/or obligations under this Agreement and the other Finance Documents.

25.10	Disclosure of information

Any Lender may disclose to any potential Transferee Lender, assignee or sub-participant, or to any other party with whom it may propose to enter into contractual relations in connection with this Agreement or any other of the Finance Documents, such information about the Borrowers and the other Obligors and their respective businesses, assets or financial condition as that Lender shall consider appropriate.

25.11	Change of Lending Office

Any Lender may at any time and from time to time change its Lending Office by giving notice to the Agent and that change shall be effective on the later of (a) the date specified in that notice and (b) the date of receipt by the Agent of that notice from that Lender. The Agent shall promptly notify the Obligors and the other Banks of any notice received by it pursuant to this Clause 25.11.

25.12	Mitigation

If:

25.12.1
a Lender transfers any of its rights and obligations under this Agreement and the other Finance Documents in accordance with Clause 25.3 or changes its Lending Office in accordance with Clause 25.11; and

25.12.2
as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the Transferee Lender or Lender acting through its new Lending Office under Clause 9.2 or Clause 18.8, then the Transferee Lender or Lender acting through its new Lending Office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or Lender acting through its previous Lending Office would have been if the transfer or change had not occurred.

25.13	Delegation

Any Bank may at any time and from to time to time delegate any one or more of its rights, powers and/or obligations under this Agreement and the other Finance Documents to any person.

25.14	Register

The Agent shall keep a register of all the Lenders for the time being with details of their respective Commitments, Contributions and Lending Office and shall provide any other Party (at that Party's expense) with a copy of the register on request.

25.15	Swap Bank

The Swap Bank may not assign or transfer all or any of its rights, benefits or obligations under this Agreement or under any of the other Finance Documents without the prior written consent of the Majority Lenders.

26.	SET-OFF

A Bank may set off any matured obligation due from either Borrower under this Agreement or any other Finance Document (to the extent beneficially owned by that Bank) against any matured obligation owed by that Bank to that Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off..

27.	MISCELLANEOUS

27.1	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Bank, any right or remedy under the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

27.2	Waivers and amendments to be in writing

Any waiver by any Bank of any provision of this Agreement or any other of the Finance Documents, and any consent or approval given by any Bank, shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given. Neither this Agreement nor any of the other Finance Documents may be amended or varied orally but only by an instrument signed by or on behalf of each of the parties thereto.

27.3	Severability

If at any time one or more of the provisions of this Agreement or any other of the Finance Documents is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

27.4	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

27.5	Conclusiveness of Bank's certificates

The certificate or determination of a Bank of a rate or amount under this Agreement and any other Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates and is binding on the Borrowers.

27.6	Force majeure

No Bank will be liable for any failure on its part to provide its Commitment or maintain its Contribution (or any part thereof) resulting, directly or indirectly, from any action, inaction or purported action of any government or governmental agency or any strike, boycott or blockade or any cause whatsoever outside its control.

27.7	Further assurance

The Borrowers shall, upon demand, and at their own expense, sign, perfect, do, execute and register all such further assurances, documents, acts and things as the Agent may require for the purpose of more effectually accomplishing or perfecting the transaction or security contemplated by this Agreement and the other Finance Documents.

28.	NOTICES

28.1	Addresses

All notices (which expression includes any demand, request, consent or other communication) to be given by one Party to another under this Agreement shall be in writing and (unless delivered personally) shall be given by telefax or first class pre-paid post (airmail if sent internationally) and be addressed:

28.1.1	in the case of the Agent, the Security Trustee and the Swap Bank to them at:

Lloyds TSB Bank plc
10 Gresham Street
London EC2V 7AE
England

Telefax No:  +44 207 158 3204

Attn: Head of Loans Management

With a copy to:

Telefax No:  +44 117 923 3367

Attn:  Loan Administration

28.1.2
in the case of an Original Lender, to it at the address set out beneath its name in Schedule 1 and, in the case of any other Lender, to it at the address specified in the relevant Transfer Certificate;

28.1.3	in the case of the Borrowers, to them at:

24 Kaningos Street
185 34 Kastella
Piraeus
Greece
Telefax No: +30 210 42200230
Attn: Charilaos Loukopoulos

28.2	Changes of address

If any Bank or either Borrower wishes to change its or their address for communication, the one shall give to the others not less than 5 Banking Days' notice in writing of the change desired.

28.3	Deemed receipt of notices

Notices addressed as provided above shall be deemed to have been duly given when despatched (in the case of telefax), when delivered (in the case of personal delivery), 2 days after posting (in the case of letters sent within the same country), or five 5 days after posting (in the case of letters sent internationally), provided that notices to a Bank shall be effective only upon their actual receipt by that Bank. In each of the above cases any notice received on a non-working day or after business hours in the country of receipt shall be deemed to be given on the next following working day in such country.

28.4	English language

All notices and documents to be given or delivered pursuant to or otherwise in relation to this Agreement and the Finance Documents shall be in the English language or be accompanied by a certified English translation.

29.	APPLICABLE LAW AND JURISDICTION

29.1	Governing law

This Agreement shall be governed by and construed in accordance with English law.

29.2	Submission to jurisdiction

The Borrowers hereby irrevocably agree for the exclusive benefit of the Banks that the English courts shall have jurisdiction in relation to any dispute and any suit, action or proceeding (referred to together in this Clause 29 as "Proceedings") which may arise out of or in connection with this Agreement and/or any of the other Finance Documents, and for such purposes irrevocably submit to the jurisdiction of such courts.

29.3	Service of process

Each Borrower hereby irrevocably agrees:

29.3.1
that, for the purpose of Proceedings in England, any legal process may be served upon Hill Dickinson Services Limited, currently of c/o Hill Taylor Dickinson, Irongate House, Duke's Place, London EC3A 7HX (Attn: Ms. Electra Panayotopoulos), who are hereby authorised to accept service on its behalf, which shall be deemed to be good service on such Borrower; and

29.3.2
that throughout the Security Period it will maintain a duly appointed process agent in England, duly notified to the Agent, and that failure by any such process agent to give notice thereof to it shall not impair the validity of such service or of a judgment or order based thereon.

29.4	Choice of forum

Nothing in this Clause 29 shall affect the right of any Bank to serve process in any manner permitted by law or limit the right of any Bank to take Proceedings against the Borrowers in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings by any Bank in any other jurisdiction, whether concurrently or not.

The Borrowers shall not commence any Proceedings in any country other than England in relation to any matter arising out of or in connection with this Agreement and/or any of the other Finance Documents.

29.5	Forum convenience

Each Borrower irrevocably waives any objection which it may now or hereafter have on the grounds of inconvenient forum or otherwise to Proceedings being brought in any such court as is referred to in this Clause 29, and further irrevocably agrees that a judgment or order in any Proceedings brought in the English courts shall be conclusive and binding upon it and may be enforced without review in the courts of any other jurisdiction.

29.6	Consent

Each Borrower consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such Proceedings, including without limitation, the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in such Proceedings.

29.7	Waiver of immunity

To the extent that either Borrower may be entitled in any jurisdiction to claim for itself or its property or assets immunity in respect of its obligations under this Agreement from service of process, jurisdiction, suit, judgment, execution, attachment (whether before judgment, in aid of execution or otherwise) or legal process, or to the extent that in any such jurisdiction there may be attributed to it or its property or assets such immunity (whether or not claimed) such Borrower irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

Schedule 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Hull No. 2143 - Tranche Commitment ($)	Hull No. 2198 - Tranche Commitment ($)	Percentage
Lloyds TSB Bank plc	10 Gresham Street London EC2V 7AE	$41,625,000	$41,625,000	100%
		$41,625,000	$41,625,000	100%

Schedule 2

FORM OF NOTICE OF DRAWDOWN

To:        Lloyds TSB Bank plc
10 Gresham Street

London  EC2V 7AE

Attn:           [●]

Date:    [●]  20[●]

Dear Sirs

Notice of Drawdown - Loan Agreement dated [●] 2008

We refer to the loan agreement dated [●] 2008 (the "Facility Agreement") made between (1) ourselves as joint and several Borrowers, (2) the banks and financial institutions listed in Schedule 1 thereto as Original Lenders and (3) yourselves as Agent, Security Trustee and Swap Bank providing for the making available to us of a secured term loan in the amount of up to the lesser of $83,250,000 and 75% of the Appraised Market Value of the Vessels.

Expressions defined in the Facility Agreement shall have the same meanings when used in this letter.

Pursuant to Clause 3 of the Facility Agreement we hereby give you notice that we wish to draw a Tranche as follows:

Name of Vessel	: [●]

Name of buyer of Vessel	: [●]

Amount of Tranche	: $[●]

Proposed Drawdown Date	: [●]

Duration of first Interest Period	: [●] months

We hereby request and authorise you to apply the proceeds of the said Tranche by paying the proceeds by [●] to [●] Account No. [●], quoting the reference [●].

We confirm that:

(a)	the representations and warranties made by us as set out in Clause 11 of the Facility Agreement are true and accurate on the date hereof as if made on such date; and

(b)	no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the proposed borrowing.

Yours faithfully

……………………………….
For and on behalf of
Lemannville Navigation Inc.
Turneville Navigation Inc.

Schedule 3
DETAILS OF THE VESSELS

Borrower (owner)	Seller	Vessel name	Approved Flag State
Lemannville Navigation Inc.	ST Shipping & Transport Pte. Ltd.	Hull No. 2143	Republic of the Marshall Islands
Turneville Navigation Inc.	ST Shipping & Transport Pte. Ltd.	Hull No. 2198	Republic of the Marshall Islands

Schedule 4

CONDITIONS PRECEDENT

Part 1 – Initial conditions precedent

1.
Certified copies of the certificate of incorporation and articles of incorporation and bylaws or equivalent constitutional documents of each Obligor (excluding each Approved Technical Manager that does not belong to the Group).

2.
A certificate of good standing for each Obligor (excluding each Approved Technical Manager that does not belong to the Group) or other evidence that each Obligor (excluding each Approved Technical Manager that does not belong to the Group) is in good standing in its country of incorporation.

3.	A certificate in respect of each Obligor (excluding each Approved Technical Manager that does not belong to the Group), signed by the secretary or a director of that Obligor, stating:

3.1	its officers and directors;

3.2	the names and shareholdings of its shareholders (except in the case of the Corporate Guarantor);

3.3
that no licences, authorisations, approvals or consents are required by that Obligor in connection with the execution, delivery, performance, validity and enforceability of the Finance Documents and Transaction Documents to which it is (or is to become) a party or, if any such licences, authorisations, approvals or consents are required by it, attaching certified copies of the same.

4.
Certified copies of resolutions duly passed by the directors and (if required by the Agent) the shareholders of each Obligor (excluding each Approved Technical Manager that does not belong to the Group) evidencing approval of the transactions contemplated by this Agreement, the other Finance Documents and the Transaction Documents and authorising the execution of the same.

5.
The original of any power of attorney issued by each Obligor (excluding each Approved Technical Manager that does not belong to the Group) in favour of any person or persons executing this Agreement and the other Finance Documents.

6.
Such certificates and documents as any Bank may reasonably require in order to comply with the money laundering prevention procedures applicable to it, including documentation evidencing the ownership structure in respect of each Vessel, which is satisfactory to the Agent.

7.	Originals of the following documents:

7.1	this Agreement executed by the Borrowers;

7.2	the Fee Letter executed by the Borrowers;

7.3	the Guarantee executed by the Corporate Guarantor;

together with all documents, instruments, notices and acknowledgements required to be delivered under such Finance Documents on or before the relevant Drawdown Date duly executed by the relevant parties.

8.
Evidence satisfactory to the Agent in all respects of compliance by each Borrower with the requirements of Clause 15.3 of this Agreement, including a certified copy of each relevant charter agreement, as required by the Agent.

9.
Favourable legal opinions from the legal advisers to the Agent in each relevant jurisdiction in respect of the relevant Obligors (or any of them) (excluding each Approved Technical Manager that does not belong to the Group) and the relevant Finance Documents (or any of them) in form satisfactory to the Agent or confirmation satisfactory to the Agent that such opinions will be given.

Part 2 - Documents and evidence to be received on or before the Delivery Date of a Vessel

1.	In respect of the documents delivered by the executed by the Borrowers to the Agent pursuant to part 1 of this Schedule 4, such updating documents as the Agent may require.

2.	Originals of the following Security Documents in respect of the Vessel to which the Tranche relates (the "relevant Vessel"):

2.1	the Master Agreement executed by either Borrower or the Borrowers, as required by the Swap Bank;

2.2	the Mortgage executed by the relevant Borrower;

2.3	the General Assignment executed by the relevant Borrower; and

2.4	the Accounts Security executed by the relevant Borrower,

together with all documents, instruments, notices and acknowledgements required to be delivered under such Security Documents on or before the relevant Drawdown Date duly executed by the relevant parties.

3.	The following documents and evidence relating to the delivery of the relevant Vessel under the relevant MOA:

3.1	certified copies of the bill of sale (Shipyard to Seller), builder's certificate, declaration of warranty and commercial invoice issued by the Shipyard;

3.2	a certified copy of a protocol of delivery and acceptance for the relevant Vessel executed on behalf of the Shipyard and the Seller;

3.3	a certified copy of the bill of sale (Seller to relevant Borrower) and of a protocol of delivery and acceptance for the relevant Vessel executed on behalf of the Seller and the relevant Borrower.

4.
Evidence that the Mortgage on the relevant Vessel has been registered or is capable of immediate registration with first priority against that Vessel at the relevant ship registry in the Approved Flag State.

5.	Evidence that the Accounts in respect of the relevant Vessel have been duly opened.

6.
Such evidence as the Agent may require that a Borrower or the Borrowers (as may be required by the Swap Bank) have entered into a swap or other hedging transaction, including collar, with the Swap Bank to hedge the Borrowers' floating interest rate exposure by fixing the Interest Rate relating to at least 50% of the Loan outstanding for the duration of the period from the first Drawdown Date to the end of the Security Period in accordance with Clauses 6.14 and 12.2.10.

7.
Such evidence as the Agent may require that at least 30 days before the Delivery Date of the relevant Vessel the relevant Borrower has deposited in its Retention Account or in another account opened or to be opened by that Borrower with the Agent, as the Agent may require, an amount equal to the lesser of (i) $13,275,000; and (ii) 25% of the Appraised Market Value of the relevant Vessel less $600,000.

8.	The following documents relating to the management of the relevant Vessel:

8.1	a certified copy of the Approved Management Agreements;

8.2	an original of each Approved Manager's Undertaking and an original of the corresponding notice of assignment and acknowledgment to the Approved Manager's Undertaking;

8.3	such evidence as the Agent may reasonably require as to the due execution of each Approved Manager's Undertaking by the relevant Approved Technical Manager.

9.
Such evidence as the Agent may require that the relevant Vessel is registered in the sole name of the relevant Borrower under the laws and flag of the Approved Flag State free from all Encumbrances except for Permitted Encumbrances.

10.
A certificate of class maintained in respect of the relevant Vessel confirming that she is classed with the highest class applicable to vessels of her age, type and specifications with the Classification Society free of overdue recommendations and conditions.

11.
Evidence that the relevant Vessel is insured in the manner required by the Finance Documents, that letters of undertaking will be issued in the manner required by the Finance Documents and that all other requirements of the Finance Documents in respect of the Insurances and the noting of the Security Trustee's interest thereon have been complied with.

12.	If required by the Agent, an opinion from the Agent's insurance advisers on the Insurances of the relevant Vessel satisfactory in all respects to the Agent.

13.
Evidence satisfactory to the Agent in all respects of compliance by the relevant Borrower, the Approved Technical Manager(s) and the relevant Vessel with the requirements of the ISM Code, the ISPS Code and Chapter XI-2 of the Safety of Life at Sea Convention 1974 (SOLAS).

14.
Either a certified copy of each Applicable Charter relating to the relevant Vessel or evidence satisfactory to the Agent that the relevant Vessel is not employed at that time under an Applicable Charter.

15.
Favourable legal opinions from the legal advisers to the Agent in each relevant jurisdiction in respect of the relevant Obligors (or any of them) (excluding each Approved Technical Manager that does not belong to the Group) and the relevant Finance Documents (or any of them) in form satisfactory to the Agent or confirmation satisfactory to the Agent that such opinions will be given.

Schedule 5

FORM OF TRANSFER CERTIFICATE

TRANSFER CERTIFICATE

The Transferor Lender and the Transferee Lender accept exclusive responsibility for ensuring that this Transfer Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	Lloyds TSB Bank plc, as agent on its own behalf and for and on behalf of the Obligors and Banks defined in the Agreement referred to below:

1.
This Transfer Certificate relates to a loan agreement (the "Loan Agreement") dated [●] 2008 and made between (1) Lemannville Navigation Inc. and Turneville Navigation Inc. as joint and several borrowers (the "Borrowers"), (2) the banks and financial institutions defined therein as lenders (the "Lenders") and (3) Lloyds TSB Bank plc, as swap bank, agent and security trustee (as the same may from time to time be amended or varied).

2.	Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings when used in this Transfer Certificate.

3.	In this Certificate:

"Relevant Party" means each Obligor and each Bank;

"Transferor Lender" means [full name] of [lending office]; and

"Transferee Lender" means [full name] of [lending office].

4.
The Transferor Lender as beneficial owner hereby transfers to the Transferee Lender absolutely in accordance with Clause 25 (Assignment, Transfer and Release) of the Loan Agreement all its rights and benefit (present, future or contingent) under the Loan Agreement and the other Finance Documents to the extent of [●]% of the Transferor Lender's Contribution outstanding, details of which are set out below:

Transferor Lender's Contribution	Amount to be Transferred

5.
By virtue of this Transfer Certificate and Clause 25 (Assignment, Transfer and Release) of the Loan Agreement the Transferor Lender is discharged [entirely from its Commitment][from [●]% of its Commitment].

6.
The Transferee Lender hereby requests the Agent and the other Banks to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of Clause 25 (Assignment, Transfer and Release) of the Loan Agreement so as to take effect in accordance with the terms thereof on [●].

7.	The Transferee Lender:

7.1
confirms that it has received copies of the Loan Agreement and the other Finance Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

7.2
confirms that it has not relied and will not hereafter rely on the Transferor Lender, any other Lender, the Swap Bank, the Agent or the Security Trustee to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the other Finance Documents or any such other documents or information;

7.3
agrees that it has not relied and will not rely on the Transferor Lender, any other Lender, the Swap Bank, the Agent or the Security Trustee to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrowers or any other party to the Loan Agreement or any of the other Finance Documents (save as otherwise expressly provided therein);

7.4
warrants to the Transferor Lender and each Relevant Party that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the other Finance Documents;

7.5	if not already a Lender, appoints the Agent to act as its agent as provided in the Loan Agreement and the other Finance Documents and agrees to be bound by the terms thereof; and

7.6	confirms the accuracy of the administrative details set out in the Schedule to this Transfer Certificate.

8.	The Transferor Lender:

8.1	warrants to the Transferee Lender and each Relevant Party that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so; and

8.2
undertakes with the Transferee Lender that it will, at its own expense, execute any documents which the Transferee Lender reasonably requests for perfecting in any relevant jurisdiction the Transferee Lender's title under this Transfer Certificate or for a similar purpose.

9.
The Transferee Lender hereby undertakes with the Transferor Lender and each Relevant Party that it will perform all those obligations which by the terms of the Loan Agreement will be assumed by it after this Transfer Certificate takes effect.

10.
If this Transfer Certificate takes effect during an Interest Period, the Agent shall make all payments which would have become due to the Transferor Lender under the Loan Agreement during that Interest Period if no such transfer had been effected to the Transferor Lender and the Transferee Lender according to the percentages of the Transferor Lender's Contribution and Commitment transferred and retained pursuant to Clauses 4 and 5 of this Transfer Certificate, and the Transferor Lender and the Transferee Lender shall be responsible for paying to each other pro rata all amounts (if any) due to them from each other for that Interest Period.  On and from the commencement of the immediately succeeding Interest Period, the Agent shall make all payments due under the Loan Agreement for the account of the Transferor Lender to the Transferor Lender and shall make all payments due under the Loan Agreement for the account of the Transferee Lender to the Transferee Lender.  This provision is for administrative convenience only and shall not affect the rights of the Transferor Lender and the Transferee Lender under the Loan Agreement.

11.	None of the Transferor Lender, any other Lender, the Swap Bank, the Agent or the Security Trustee:

11.1
makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement or any of the other Finance Documents or any other document relating thereto;

11.2
assumes any responsibility for the financial condition of the Borrowers or any other party to the Loan Agreement or any of the other Finance Documents or any other document relating thereto or for the performance and observance thereof by (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether expressed or implied by law or otherwise, are hereby excluded (except as aforesaid).

12.
The Transferor Lender and the Transferee Lender undertake that they will on demand fully indemnify the Agent and the Security Trustee in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter connected with or arising out of it unless caused by the Agent's or Security Trustee's gross negligence or wilful misconduct, as the case may be.

13.	The agreements and undertaking of the Transferee Lender in this Transfer Certificate are given to and for the benefit of and made with each of the Relevant Parties.

14.	This Transfer Certificate shall be governed by, and construed in accordance with, English law.

Transferor Lender

By: [●]

Dated: [●]

Transferee Lender

By: [●]

Dated: [●]

Agent (for and on behalf of itself and for every other Relevant Party)

By: [●]

Dated: [●]

Schedule

ADMINISTRATIVE DETAILS OF TRANSFEREE LENDER

Name of Transferee Lender:

Lending Office:

Contact Person:

(Loan Administration Department):

Telephone:

Fax:

Contact Person:

(Credit Administration Department):

Telephone:

Fax:

Account for Payments:

Schedule 6

MANDATORY COST FORMULA

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

 per cent. per annum.

Where:

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Lenders to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

5.1	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

5.4
"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

5.5	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

7.1	the jurisdiction of its lending office; and

7.2	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8.
The rates of charge of each Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.

11.
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.
The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

EXECUTION PAGES

THE BORROWERS

SIGNED	)
By	)
duly authorised for and on behalf of	)	………………………………………..
LEMANNVILLE NAVIGATION INC.	)
as Borrower	)
in the presence of:	)

Signature:

Name:

Occupation:

Address:

SIGNED	)
By	)
duly authorised for and on behalf of	)	………………………………………..
TURNEVILLE NAVIGATION INC.	)
as Borrower	)
in the presence of:	)

Signature:

Name:

Occupation:

Address:

THE BANKS

SIGNED for and on behalf of	)
LLOYDS TSB BANK PLC	)
as Swap Bank, Original Lender,	)	………………………………………..
Agent and Security Trustee	)
by	)
its authorised signatory	)
in the presence of:	)

Signature:

Name:

Occupation:

Address:

SK 23286 0002 890393